As filed with
the Securities and Exchange Commission
Pursuant to Rule 424(b)(4)
Registration No. 333-136144

Prospectus

67,000,000 Units

This prospectus covers our offering of 67,000,000 units, each unit consisting of one share of common stock and one common stock purchase warrant. Each warrant permits the holder to purchase one share of common stock at an exercise price of $0.31 per share. The warrants will become exercisable on the date of separation from the unit which will be April 30, 2007 or earlier if so determined by the underwriter and will expire on October 29, 2011.

The units will begin trading on or promptly after the date of this prospectus. Each of the common stock and warrants will trade separately on a date at least six months after the date of this prospectus unless the underwriter determines that an earlier date is acceptable, based on their assessment of the relative strengths of the securities markets and our industry in general, and the trading pattern of, and demand for, our securities in particular. For more information see “Description of Securities – Units.”

We have granted the underwriter a 45-day option to purchase up to 10,050,000 units solely to cover over-allotments, if any. We have also agreed to sell to the underwriter, for $100, an option to purchase up to 4,020,000 units that are identical to those offered by this prospectus except that the exercise price per unit is $0.29, and per warrant underlying such unit is $0.39. The purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part.

There is presently no public market for our units. The units have been approved for listing on the American Stock Exchange under the expected symbol “VRA.U”. Once the securities comprising the units begin separate trading, we anticipate the warrants will be listed on the American Stock Exchange under the symbol “VRA.WS”. Our common stock is listed on the American Stock Exchange under the symbol “VRA”. On October 25, 2006, the last reported sale price for our common stock was $0.35 per share. We cannot assure you that our securities will continue to be listed on the American Stock Exchange.

This investment involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. See “ Risk Factors” beginning at page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public Offering Price (1)	$0.26	$17,420,000
Underwriting Discount	0.0156	1,045,200
Proceeds to us before expenses (2)	0.2444	16,374,800

(1)	Does not give effect to the sale of up to 10,050,000 additional units in the event an over-allotment option granted to the underwriter is exercised.

(2)	Does not include the payment to the underwriter of a non-accountable expense allowance equal to 2% of the gross proceeds from the sale of the units and other fees paid on behalf of the underwriter. The non-accountable expense allowance will not be paid on units issuable in the event the over-allotment option is exercised.

We are offering the units for sale on a firm commitment basis. The underwriter expects to deliver the units to investors in this offering on or about November 3, 2006.

DAWSON JAMES SECURITIES, INC.

The date of this prospectus is October 30, 2006.

PROSPECTUS SUMMARY

Because this is a summary, it does not contain all the information about us that may be important to you and that you should consider in making your investment decision. To understand this offering fully, you should read this summary together with the additional detailed information included elsewhere in this prospectus, or incorporated by reference into this prospectus, including the financial statements and related notes. You should carefully consider, among other things, the matters discussed in “Risk Factors.”

Our Company

With international operations in the U.S., Scotland and Sweden, we are a bio-pharmaceutical company engaged in the research, development, manufacture and commercialization of therapeutic proteins for the treatment of cancers and viral diseases. Our product and product candidate portfolio includes: Multiferon® (multi-subtype, human alpha interferon) uniquely positioned in valuable niche indications, such as high-risk malignant melanoma, other niche cancer indications and selected infectious diseases; VG101, a humanized monoclonal antibody that binds selectively to an antigen over-expressed on Stage IV malignant melanoma tumors; and VG102, a highly novel humanized monoclonal antibody that binds selectively to an antigen that is over-expressed on nearly all solid tumors. We are also pioneering the development of the OVA™ System (Avian Transgenics), with the renowned Roslin Institute, the creators of “Dolly the Sheep”, as a revolutionary manufacturing platform for the large-scale, efficient and economical production of human therapeutic proteins and antibodies, by expressing these products in the egg whites of transgenic hens.

With Multiferon® being approved in Sweden for the first-line adjuvant treatment of high-risk malignant melanoma in February 2006, we are highly focused on expanding this approval into other countries throughout the European Union, while securing a licensee to effectively market the product. We continue to seek to expand the approved indications for Multiferon® to include certain viral and infectious diseases, and anti-viral evaluation studies are ongoing with several prestigious research organizations including the U.S. Army Medical Research Institute of Infectious Diseases. Our VG101 and VG102 antibodies are nearing development stages where we will be seeking a third party Good Manufacturing Practices, or GMP, manufacturer of both products in order to conduct final pre-clinical studies and schedule regulatory meetings, leading up to the filing of an investigational new drug application, or IND. We are continuing to progress the OVA™ System to advanced development stages that demonstrate the economical viability of the platform and the quality inherent in the proteins expressed in this system.

We are an international company, with our state-of-the-art Multiferon® manufacturing operations in Umeå, Sweden, research and development activities in Edinburgh, Scotland, and our headquarters in Plantation, Florida. We own approximately 77.0% of Viragen International, Inc., whose shares of common stock are traded on the over-the-counter Bulletin Board under the symbol “VGNI.” Viragen International owns 100% of ViraNative AB, our Swedish subsidiary, and 100% of Viragen (Scotland) Ltd., our Scottish research center.

Since our organization in December 1980, we have incurred operating losses. Our operating losses were approximately $18.2 million, $26.2 million and $18.2 million for the fiscal years ended June 30, 2006, 2005 and 2004. At June 30, 2006, we had cash on hand of approximately $443,000, working capital of approximately $229,000 and an accumulated deficit since organization of approximately $166.2 million. These losses, among other things, have had and will continue to have an adverse effect on our working capital, total assets and stockholders’ (deficit) equity. In light of our recurring losses, accumulated deficit and cash flow difficulties, the report of our independent registered public accounting firm on our financial statements for the fiscal year ended June 30, 2006 contains an explanatory paragraph raising substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that may be necessary in the event we are unable to continue as a going concern. We believe the net proceeds from this offering, together with results of operations and licensing fees, will be sufficient to fund our operations through our fiscal year ending June 30,

2007. In the event that we raise fewer net proceeds than anticipated and if we are unable to obtain additional financing or generate licensing and sales revenue sufficient to sustain our operations, as needed, we could be forced to significantly curtail or suspend our operations, including laying-off employees, recording asset impairment write-downs and other measures.

As more fully described elsewhere in this prospectus, we received deficiency letters from the American Stock Exchange, or AMEX, advising us that we did not meet AMEX’s continued listing standards. Specifically, we have not met AMEX’s combined minimum stockholders’ equity and net losses requirements since June 30, 2005. We submitted a plan to AMEX to regain compliance with AMEX’s continued listing standards, which was accepted by AMEX. AMEX has granted us a conditional extension of time until March 20, 2007 to regain compliance with AMEX’s continued listing standards. We are subject to periodic review by AMEX during the extension period and if we fail to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period, our shares of common stock will be delisted from AMEX, and if approved for listing, our units and common stock purchase warrants will be delisted from AMEX. In addition, our outstanding convertible debt contains a provision that in the event our common stock is no longer traded on the AMEX, New York Stock Exchange or NASDAQ, the debt holders have the right to request repayment of their investment with related accrued interest. Given our current financial position and our failure to meet the AMEX continued listing requirements, if our common stock were delisted from AMEX, we would be unable to repay these amounts and would be in default of these agreements.

Our Product, Product Candidates and Technology

Our product, product candidates and technology portfolio includes:

•	Multiferon®, a leukocyte-derived multi-subtype interferon alpha, is marketed for the treatment of a number of viral diseases and cancer indications. On February 17, 2006, we were notified that the Swedish Medical Products Agency approved Multiferon® for the first-line adjuvant treatment of high-risk (Stages IIb-III) malignant melanoma following dacarbazine, or DTIC, after surgical removal of tumors. We are currently seeking approval from the Swedish Medical Products Agency for the pre-filled syringe presentation of Multiferon® for this indication. This malignant melanoma indication will be our primary focus in seeking broader approvals throughout the European Union for the pre-filled syringe presentation of Multiferon®. Working with the Swedish authorities and external regulatory consultants, we are planning for an application for broad European registration for Multiferon® using the mutual recognition procedure, or MRP. This process is being planned and documentation assembled to support registration filing early in 2007, with the anticipation of MRP approval toward mid-2007. In addition to Sweden, Multiferon® is approved for sale in Bulgaria, Chile, Mexico, the Philippines, Egypt, Hong Kong, Indonesia and South Africa for different indications. We are also seeking regulatory approval in Costa Rica and South Korea for the same indications for which Multiferon® is approved in Sweden. There can be no assurance that we will receive regulatory approvals in the countries in which we seek approval and for the indications which we seek approval and there can be no assurance that we will realize sales in these countries.

We have agreed to initiate a Phase III post-marketing clinical trial for malignant melanoma which is expected to take from six to eight years with an approximate cost of $16 million to $18 million. We anticipate approximately 1,000 patients to be enrolled in this new trial possibly in as many as 20 different countries around the world, excluding the United States. We plan to initiate enrollment in this trial in early 2007.

•

VG101 is an antibody to the GD3 antigen, which is over-expressed on malignant melanoma tumors, thereby preventing the body’s natural immune system from stopping cancer cell growth and proliferation. Pre-clinical research studies continue under a collaborative research agreement with Sloan-Kettering Institute. The agreement provides that the rights in work product created under the agreement including research results, data, and records will be owned by the party that generated them and that if work product is generated jointly, it will be jointly owned by us and Sloan-Kettering Institute. This agreement will expire in February 2007 unless extended or unless we exercise our option for an exclusive license agreement. Although we have entered into discussions and negotiations with the Sloan-Kettering Institute to license the anti-GD3 antibody, it is not known if or when a license agreement will be executed.

•	VG102 is an antibody to the CD55 antigen, which is over-expressed on nearly all solid cancerous tumors and which plays a role in preventing the body’s natural immune system from killing cancer cells. Pre-clinical research studies continue under a worldwide exclusive license agreement with Cancer Research Technology (UK). This agreement expires on the expiration of a licensed patent, which differs from country to country and typically provides protection for at least 10 years after a product is placed on market.

•	The OVA™ System (Avian Transgenics), is a technology whereby we intend to develop and use transgenic chickens to produce therapeutic proteins and antibodies for human use in the whites of eggs. This project is in the research phase of development. On January 18, 2006, we announced that our OVA™ System achieved expression of significant quantities of the human protein, interferon beta-1a, in the whites of eggs laid by transgenic hens. Interferon-beta is a key component of the human immune system and is the active ingredient in several leading multiple sclerosis therapies. While recent proof-of-principle studies suggest that the OVA™ System represents a novel biomanufacturing system for the production of human therapeutic proteins, this technology must be further developed in order to validate and confirm its viability and economic benefits before initiating necessary clinical trials or entering into commercial production. It is this project’s aim to develop a cost-effective biomanufacturing system for the large-scale production of human therapeutic proteins. To date, no one has commercialized any therapeutic proteins or antibody therapeutic products based on avian transgenics technologies. There can be no assurance that our studies will be successful or that any products produced via this technology will be brought to market.

Recent Events

In October 2006, our majority-owned subsidiary, Viragen International, Inc., completed a private placement of 7,697 shares of Viragen International Series D 24% Cumulative Preferred Stock. Viragen International received net proceeds of approximately $712,000 in connection with this transaction.

In August 2006, Viragen International completed a private placement of 3,154 shares of Viragen International Series D 24% Cumulative Preferred Stock. Viragen International received net proceeds of approximately $284,000 in connection with this transaction.

In July 2006 Viragen International completed a private placement of 18,000 units with each unit consisting of one share of Viragen International Series C 24% Cumulative Preferred Stock and 200 shares of Viragen International common stock. Accordingly, 18,000 shares of its Series C cumulative preferred stock and 3,600,000 shares of its common stock were issued. Viragen International received net proceeds of approximately $1.6 million in connection with this transaction.

We and Viragen International intend that Viragen International will redeem the Viragen International Series C and Series D cumulative preferred stock upon completion of this offering.

Corporate Information

We were incorporated under the laws of the state of Delaware in December 1980. Our executive offices are located at 865 SW 78th Avenue, Suite 100, Plantation, Florida 33324. Our telephone number is (954) 233-8746; our facsimile number is (954) 233-1414. Unless otherwise indicated, references in this prospectus to “we,” “us” and “our” are to Viragen, Inc., and our wholly-owned and majority-owned subsidiaries.

The Offering

Securities Offered:	67,000,000 units, each unit consisting of one share of our common stock and one common stock purchase warrant to purchase one share of common stock.

Offering Price:	$0.26 per unit.

Separation of Units:	The units will begin trading on or promptly after the date of this prospectus. Each of the common stock and warrants will trade separately on a day at least six months after the date of this prospectus unless the underwriter determines that an earlier date is acceptable, based on its assessment of the relative strengths of the securities markets and our industry in general, and the trading pattern of, and demand for, our securities in particular. Dawson James may decide to allow continued trading of the units following separation. In no event will the underwriter allow for separate trading until:

•     the preparation of a balance sheet reflecting receipt by us of the proceeds of this offering and the filing of the balance sheet with the Securities and Exchange Commission on a Form 8-K or similar Form by us, which includes the balance sheet;

• we file a Form 8-K and issue a press release announcing when separate trading will begin; and

• the business day following the earliest to occur of the expiration of the underwriter’s over-allotment option or the exercise of the underwriter’s over-allotment option in full.

Common Stock

Number Outstanding Prior to Offering:	At October 25, 2006, 48,280,153 shares of our common stock are outstanding, without giving effect to the issuance of 15,529,149 shares in the event of conversion of outstanding convertible debt at $1.05 per share and convertible preferred stock at $1.25 per share, 15,984,434 shares in the event of exercise of outstanding warrants at a weighted average price of $1.13 per share and 1,135,533 shares in the event of exercise of outstanding options at a weighted average price of $1.54 per share.

Number Outstanding Following the Offering:	115,280,153 shares of our common stock will be outstanding, without giving effect to the issuance of 11,358,065 shares in the event of conversion of outstanding convertible debt at $1.05 per share and Series A cumulative convertible preferred stock, 82,984,434 shares in the event of exercise of outstanding warrants (including the warrants included in the units offered by this prospectus) at a weighted average price of $0.47 per share and 1,135,533 shares in the event of exercise of outstanding options at a weighted average price of $1.54 per share.

Warrants Underlying Units

Number Outstanding Prior to the Offering:	None

Number Outstanding Following the Offering:	67,000,000

Exercisability:	Each warrant is exercisable for one share of common stock.

Exercise Price:	$0.31 per share

Exercise Period:	The warrants will become exercisable on the date of separation from the unit which will be April 30, 2007, six months from the date of this prospectus or earlier if so determined by the underwriter. The warrants will expire at 5:00 p.m., New York City time, on October 29, 2011, five years from the date of this prospectus.

Redemption:	We may redeem the outstanding warrants with Dawson James’ prior consent:

• in whole and not in part;

• at a price of $0.001 per warrant at any time after six months from the date the warrants become exercisable;

• upon a minimum of 30 days’ prior written notice of redemption; and

•     if, and only if, the last sale price of our common stock equals or exceeds $1.25 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

We established the last criterion to provide warrant holders with a premium to the initial warrant exercise price, as well as a degree of liquidity to cushion the market reaction, if any, to our redemption call. If the foregoing conditions are satisfied and we call the warrants for redemption, the warrant holders will then be entitled to exercise their warrants prior to the date scheduled for redemption. However, there can be no assurance that the price of the common stock will exceed $1.25 or the warrant exercise price after the redemption call is made.

Since we may redeem the warrants only with the prior written consent of Dawson James and Dawson James may hold warrants subject to redemption, Dawson James may have a conflict of interest in determining whether or not to consent to such redemption. We cannot assure you that Dawson James will consent to such redemption if the exercise of the warrants is not in its best interest even if the exercise of the warrants is in our best interest.

AMEX Symbols

Units:	VRA.U

Common Stock:	VRA

Warrants:	VRA.WS

Risk Factors	See “Risk Factors” immediately following this prospectus summary to read about factors you should consider before purchasing units.

General

•	We have granted the underwriter an option to purchase up to an additional 10,050,000 units to cover over-allotments, if any, and an underwriter’s purchase option to purchase 4,020,000 units. Unless otherwise indicated, the information in this prospectus relating to the outstanding units, shares of common stock and common stock purchase warrants immediately following this offering does not give effect to exercise of the over-allotment option or the underwriter’s purchase option.

•	Unless otherwise indicated, all discussion in this prospectus relating to proceeds of the offering and use of these proceeds do not give effect to receipt of the proceeds from the exercise of the warrants included in the units. If all of these warrants are exercised and assuming no exercise of the over-allotment option or the underwriter’s purchase option, we would receive $20,770,000 in net proceeds for working capital and general corporate purposes, utilizing an exercise price of $0.31 per share upon exercise of the warrants. There is no assurance that any or all of the warrants will be exercised.

•	We have utilized for the purposes of calculating various capitalization and dilution items, that the offering price of the units to the public is $0.26.

FORWARD-LOOKING STATEMENTS

This prospectus, and other documents that we have incorporated by reference, contain forward-looking statements. Also, our management may make forward-looking statements orally to investors, analysts, the media and others. Forward-looking statements express our expectations or predictions of future events or results. They are not guarantees and are subject to many risks and uncertainties. There are a number of factors – many beyond our control – that could cause actual events or results to be significantly different from those described in the forward-looking statement. Any or all of our forward-looking statements in this report or in any other public statements we make may turn out to be wrong.

We caution that these statements are further qualified by important factors that could cause actual results to differ materially from those contemplated in the forward-looking statements, including, without limitation, those set forth in our annual report on Form 10-K for the fiscal year ended June 30, 2006 and the following:

•	our failure to achieve significant revenues;

•	our failure to service our debt and preferred stock;

•	our ability to procure additional funding;

•	regulation by federal, state and foreign regulatory authorities in the manufacturing and selling of our Multiferon® product;

•	our failure to develop and commercialize our avian transgenics platform and antibody product candidates;

•	our reliance on third parties to market and distribute our Multiferon® product;

•	the effect of competition in the pharmaceutical and biotechnology industry;

•	our reliance on foreign third party manufacturers;

•	the availability of human leukocytes and other materials used in the production of our products;

•	an adverse change in foreign currency exchange rates;

•	our ability to protect our intellectual property;

•	our exposure to litigation;

•	our dependence on our key managers and scientific personnel and our scientific collaborators;

•	a decline in demand for shares of our common stock;

•	volatility in the market for shares of our common stock;

•	ability of holders to effect resales of securities if we are delisted from AMEX;

•	ability of holders to exercise warrants offered;

•	our ability to regain compliance with American Stock Exchange listing standards;

•	our ability to pay dividends on common stock under Delaware law;

•	the effect of economic conditions generally; and

•	regulation by federal, state and foreign regulatory authorities in connection with developing, marketing, manufacturing and selling our product candidates.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or words of similar meaning. They may also use words such as, “would,” “should,” “could” or “may”. Factors that may cause our actual results to differ materially from those described in forward-looking statements include the risks discussed elsewhere in this prospectus under the caption “Risk Factors”.

RISK FACTORS

An investment in our units, common stock or common stock purchase warrants is highly speculative. You should be aware you could lose the entire amount of your investment. Prior to making an investment decision, you should carefully read this entire prospectus and documents incorporated by reference into this prospectus and consider the following risk factors. The risks and uncertainties described below are not the only ones we face. There may be additional risks and uncertainties that are not known to us or that we do not consider to be material at this time. If the events described in these risks occur, our business, financial condition and results of operations could be adversely affected. As a result, the trading price of our units, common stock or warrants could decline. This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. This section discusses the business risk factors that might cause those differences.

Risks Related to Our Financial Condition and Business

We have a history of operating losses and we expect to continue to incur losses and may never be profitable. If we do not develop profitable operations, we will have to terminate our operations. As a result, investors will lose their entire investment.

Since our organization, we have incurred operating losses and negative cash flow from operating activities as a result of minimal sales coupled with our significant clinical development, research and development, general and administrative, sales and marketing and business development expenses. We expect to incur losses for at least the next several years as we expand our sales and marketing capabilities, make use of the sales and marketing capabilities of third parties and continue our clinical trials and research and development activities. Losses have totaled approximately:

•	$18.2 million for the fiscal year ended June 30, 2006;

•	$26.2 million for the fiscal year ended June 30, 2005; and

•	$18.2 million for the fiscal year ended June 30, 2004.

At June 30, 2006, we had cash on-hand of approximately $443,000, working capital of approximately $229,000, an accumulated deficit since organization of approximately $166.2 million and a stockholders’ deficit of approximately $1.6 million. These losses, among other things, have had and will continue to have an adverse effect on our working capital, total assets and stockholders’ (deficit) equity. In light of our recurring losses, accumulated deficit and cash flow difficulties, the report of our independent registered public accounting firm on our financial statements for the fiscal year ended June 30, 2006 contains an explanatory paragraph raising substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that may be necessary in the event we are unable to continue as a going concern.

While, subsequent to June 30, 2006, our majority-owned subsidiary, Viragen International, received net proceeds of approximately $2.6 million from the sale of its preferred stock and common stock, we continue to experience operating losses and cash flow difficulties. We believe the net proceeds of this offering, together with results of operations and licensing fees, will provide sufficient cash to support our operations through at least June 30, 2007. In the event that we raise fewer net proceeds than anticipated and if we are unable to obtain additional financing or generate licensing and sales revenue sufficient to sustain our operations, as needed, we could be forced to significantly curtail or suspend our operations, including laying-off employees, recording asset impairment write-downs and other measures. We will require substantial additional funding to support our operations subsequent to June 30, 2007. Our inability to generate substantial revenue or obtain additional capital through equity or debt financings would have a material adverse effect on our financial condition and our ability to continue operations. Accordingly, if we are unable to complete this offering or obtain additional financing by the end of October 2006, we could be forced to significantly curtail or suspend our operations, including laying-off employees, recording asset impairment write-downs and other measures.

We must generate significant revenues to achieve and maintain profitability. While Multiferon® is in its early stage of commercialization deriving nominal revenue, most of our products and technologies are either in the research stage or in pre-clinical stages of development and will require substantial additional funding to reach the commercialization stage. Even if we succeed in developing and commercializing one or more of our product candidates, we may not be able to generate sufficient revenues or achieve or maintain profitability. Our failure to achieve and maintain profitability would depress the market price of our common stock, units and warrants and could impair our ability to raise additional capital, expand our business, diversify our product offerings and continue operations. Additionally, investors could lose their entire investment in our securities.

Our business is capital intensive, and we do not currently generate sufficient revenues to offset our debt service obligations, research and development activities and other operating expenses. If we are unable to obtain additional funding, as and when required, we may have to significantly curtail or completely terminate our operations.

We will require substantial future capital in order to continue to complete research, development and commercialization of our products and technologies, to meet our debt service obligations, to fund other operating expenses and to otherwise execute our business plan. We believe the net proceeds of this offering will be sufficient to fund our operations through our fiscal year ending June 30, 2007. In the event that licensing and sales revenue are insufficient to sustain our operations after such time, we anticipate that it will be necessary for us to raise additional capital in order to continue our operating activities.

We anticipate research and development costs to increase over the next twelve months, particularly in the area of regulatory-related consulting fees, toxicology studies and clinical trial costs. We also anticipate selling related expenses will increase over the next twelve months due to the planned expansion of our Multiferon® sales and marketing efforts. Our future capital requirements will depend on many factors including:

•	revenue generated from licensing Multiferon®, our product candidates or our avian transgenics technology;

•	revenue generated from the sale of Multiferon®;

•	our ability to conduct future financings;

•	our ability to service our convertible debt and convertible preferred stock;

•	progress with future research, development, pre-clinical studies and clinical trials;

•	the costs associated with obtaining regulatory approvals;

•	the costs involved in patent applications and potential patent enforcement;

•	competing technologies and market developments; and

•	our ability to establish collaborative arrangements and effective commercialization activities.

Based on our operating plans for our fiscal year ending June 30, 2007, we anticipate that we will need approximately $9.0 million for operating activities, $500,000 for investing activities and $11.0 million to redeem our outstanding Series J cumulative convertible preferred stock, Viragen International’s outstanding Series C and Series D cumulative preferred stock and service our current debt obligations. Actual expenditures in these areas could vary based on anticipated Multiferon® sales, licensing fees and the net proceeds realized from this secondary offering. In the event that we raise fewer net proceeds than anticipated and if we are unable to obtain additional financing or generate licensing and sales revenue sufficient to sustain our operations, as needed, we could be forced to significantly curtail or suspend our operations, including laying-off employees, recording asset impairment write-downs and other measures. In the future, we may require additional funds, which may not be available to us when we need them or on terms that are acceptable to us, or at all. For instance, our common stock price may not permit us to conduct future financings. Additionally, pursuant to the terms of our convertible debt issued in June 2004 and September 2005, we are not permitted to incur additional indebtedness except in limited circumstances. Our ability to raise additional funds through the issuance of additional debt will be limited absent a waiver from debt holders. There can be no assurance that debt holders will provide waivers, if required.

See “We have received deficiency notices from the American Stock Exchange, or AMEX, and if we are unable to satisfy the AMEX that we will regain compliance with its continued listing criteria, our common stock and units and warrants, if approved for listing on AMEX in connection with this offering, may be delisted from AMEX, which could accelerate repayment of outstanding indebtedness, adversely affecting investor perception and may result in institutional and other investors refraining from purchasing our common stock, units or warrants, which would adversely affect your ability to sell our common stock, units or warrants.” If adequate funds are not available to us on a timely basis, we may be required to significantly curtail or suspend a portion or all of our operations. Further, sufficient funding may not be available to finance planned future scientific collaborations, planned marketing efforts or planned capital expenditures. Any failure to raise additional funds in the future may also result in our inability to successfully promote Multiferon®, complete existing and/or undertake new research and development projects, take advantage of business opportunities or respond to competitive pressures, any of which would have a material adverse effect on our financial condition, results of operations and ability to continue operations.

We will be substantially dependent on licensing fees and sales of our human alpha interferon product, Multiferon®, to generate revenue for the foreseeable future. If we are unable to obtain or maintain the necessary required regulatory approvals to manufacture and sell Multiferon® throughout the European Union, or if Multiferon® is not widely accepted by the markets in which we manufacture and sell it, we may have to significantly curtail or cease operations and our investors may lose their entire investment.

Our prospects for achieving profitability will depend primarily on how successful we are in executing our business plan to license, market and sell our human alpha interferon product under the brand Multiferon®. We expect sales of Multiferon® to be a significant source of income for the foreseeable future. We cannot assure you of the success of our commercialization efforts. The product is approved in Sweden for the first-line adjuvant treatment of high-risk (Stages IIb-III) malignant melanoma following dacarbazine (DTIC) after surgical removal of tumors. The product is also approved for sale in Bulgaria, Chile, Mexico, the Philippines and Sweden as a second-line treatment of any and all diseases in which patients show an initial response to recombinant alpha interferon followed by treatment failure, likely to be caused by neutralizing antibodies. The product is also approved for sale in Egypt, Hong Kong, Indonesia and South Africa as a second-line therapy for the treatment of chronic myelogenous leukemia and hairy cell leukemia. Multiferon® is not approved for sale in the United States or European Union countries, other than Sweden. We have not sought the approval of Multiferon® from the United States Food and Drug Administration or its European Union counterparts, except Sweden. We will focus on seeking new approvals for Multiferon® in the European Union for the same indications for which it is approved in Sweden. We may seek approval for other indications in the European Union in the future. In the foreseeable future, we do not expect to seek regulatory approval in the United States unless we secure licensees to fund such activities or other sources of funding, including government or private grant funding. We cannot assure you that we will be able to obtain regulatory approval of Multiferon® for the indications for which Multiferon® is approved in Sweden or for other indications in the European Union or in the United States.

Our ability to generate sufficient revenues to attain profitable operations depends in part upon our ability to establish and maintain manufacturing and distribution agreements with third parties. We will not be able to significantly reduce our losses or operate profitably until we obtain the necessary approvals to manufacture and sell Multiferon® on a widely accepted basis throughout the European Union. The successful commercialization of Multiferon® will require additional marketing and promotional activities and the completion of planned clinical trials, which are dependent upon our ability to raise significant additional funding, or our ability to generate sufficient cash flow from operating activities. Investors must understand that Multiferon® may never receive new approvals sought from regulatory authorities, or be able to maintain current approvals over time. In addition, even if new approvals are received, we may not be able to achieve sufficient profit from the sale of Multiferon®, unless we successfully meet our long-term sales objectives. If we do not obtain the required approvals, or we do not achieve profitable operations from the sale of Multiferon®, we may be forced to significantly curtail or cease operations. In the event we cease operations, our investors will lose their entire investment.

We may not be able to successfully develop and commercialize our antibody product candidates, which are in early stage development where there is a significant risk of failure.

Our future growth will depend on our ability, or our licensees’ ability, to successfully develop, obtain regulatory approval for and commercialize our product candidates, including VG101 and VG102.

We will have to conduct significant additional tests with respect to these product candidates, including pre-clinical studies and clinical trials, and obtain regulatory approval before commercialization may commence. We must demonstrate to the applicable regulatory authorities that each product candidate is safe and effective for their intended use. Product development is time consuming, expensive and an uncertain process. Pre-clinical studies consist of laboratory testing using chemical and animal models, and must be completed in order to submit an investigational new drug application for authorization to conduct human studies. There can be no assurance that a submission of an investigational new drug application will result in authorization to start clinical trials. Clinical testing consists of assessment of product safety and efficacy of the product candidate in humans under rigidly controlled conditions. We are currently conducting pre-clinical research studies on VG101 and VG102. We expect to conduct additional studies in the future. It may take several years to complete the various stages of testing for each product candidate, and failure can occur at any stage. Many factors may delay our commencement and completion of clinical trials, including:

•	the number of patients that participate in the trial;

•	the length of time required to enroll suitable subjects;

•	the duration of patient follow-up;

•	the number of clinical sites included in the trial;

•	changes in regulatory requirements or regulatory delays or clinical holds requiring suspension or termination of the trials;

•	delays, suspensions or termination of clinical trials due to the institutional review board overseeing the study at a particular site;

•	unforeseen safety issues; and

•	inability to manufacture, through third party manufacturers, adequate supplies of the product candidate being tested.

We may suffer significant setbacks in advanced clinical trials, even after obtaining promising results from earlier studies. At any point during clinical trials, undesirable side effects could be detected. These side effects could interrupt, delay or halt clinical trials of the product candidates being tested and related product candidates and could result in regulatory authorities denying approval of such product candidates for any or all targeted uses. Also, we rely on third party consultants to conduct studies of the effects of our product candidates on animals and humans. Our reliance on these third parties may result in delays in completing, or in failure to complete, these trials if the third parties fail to perform under our agreements with them.

Based on results at any stage of product development, we may decide to repeat or redesign pre-clinical studies or clinical trials, conduct entirely new studies or discontinue development of one or more of our product candidates. In addition, our product candidates may not demonstrate sufficient safety and efficacy in pending or any future pre-clinical testing or clinical trials to obtain the requisite regulatory approvals and even if such approvals are obtained for a product candidate, it may not be accepted in the market as a viable alternative to other products already approved or pending approvals.

Additionally, the conduct of clinical trials is expensive and competition in the bio-pharmaceutical industry is intense. We have a very limited source of revenue at this time, and we will require significant additional funding to conduct the clinical trials that will be necessary in order to receive regulatory approvals. We must obtain additional funding from outside sources to conduct these trials. If we are unable to locate funding or obtain funding on reasonable terms, we may be forced to cease operations. In that case, our investors will lose their entire investment.

If we are unable to produce safe, efficacious, proteins in egg whites of transgenic chickens in commercially viable quantities and required quality, we may be unable to recoup our research and development expenses and we may be unable to successfully market the OVA™ System used to manufacture these drugs.

Our avian transgenics project, still in the research stage, is designed to enable us to produce therapeutic proteins and antibodies inside the egg whites of transgenic hens. To date, neither we nor any competitor has commercialized any therapeutic proteins or antibody therapeutic products based on avian transgenics technologies. Even if we are successful in producing the targeted commercial proteins in egg whites, we are unable to predict whether this technology will yield commercially viable quantities of products that are safe and efficacious for patients or that regulators may approve for human use. Our inability to produce commercially viable quantities of high quality protein-based drugs may require us to discontinue our avian transgenics activities.

Success in early pre-clinical studies may not be indicative of results obtained in later trials and studies and our product candidates may not commercialize and we may not recover our investment.

Results of our early pre-clinical studies and those of our partners using our humanized antibody products, including our VG101 and VG102 projects, are based on a limited number of studies and may, upon review, be revised or negated by further analysis or by later stage study results, which may prevent them from ever reaching human clinical evaluations. Historically, the results from pre-clinical studies and early clinical trials have often not been predictive of results obtained in later clinical trials. A number of new drugs and biologics have shown promising results in initial clinical trials, but subsequently failed to establish sufficient safety and effectiveness data to obtain necessary regulatory approvals. Data obtained from pre-clinical and clinical activities are subject to varying interpretations, which may delay, limit or prevent regulatory approval.

In addition, regulatory delays or rejections may be encountered as a result of many factors, including changes in regulatory policy during the period of product development.

We rely, and expect to rely in the foreseeable future, on third parties in various international territories to effectively market and distribute Multiferon® and our other product candidates after receipt of regulatory approval. If these third parties are unable to effectively market Multiferon®, we may be unable to achieve significant product sales.

One of our business strategies is to license our technologies and products to third parties for marketing and distribution. For instance, we have entered into agreements with third parties in Mexico, Greece, Chile and South Africa for the distribution of Multiferon®. These third parties are not our employees and we do not have control over their performance. To date, we have not recognized significant revenue from these agreements, as some of these markets are relatively small and highly competitive. The majority of these agreements require that the distributor obtain the necessary regulatory approvals, which, in some cases, have not yet been obtained. Regulatory approval is a mandatory step in the marketing of a drug, but it is by no means the final challenge in marketing a bio-pharmaceutical product. In many countries, a separate process may be required for obtaining reimbursement authorization. In addition, physicians must be educated about the merits of the product over time and, in some of these territories, government and/or hospital formularies govern the acceptance for use of a new product. Therefore, we are unable to predict the timing of approvals or sales in these various countries and we have previously terminated such third party agreements due to non-performance. The failure of these third parties to sell our product or reach targeted sale amounts would negatively impact our sales growth. To the extent that we transfer technology to third parties on an exclusive basis, we will be precluded from granting other parties the opportunity to conduct successful marketing activities.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell product candidates, we may be unable to generate significant product revenue to support our continuing operations.

We have no commercial products, other than Multiferon®, and we do not currently have an organization for the sales, marketing and distribution of these products. We do have two sales representatives in Sweden to promote Multiferon® to prescribing physicians. In order to successfully commercialize these products that may be approved in the future by applicable regulatory authorities, we must either build our sales and marketing capabilities or make arrangements with third parties to perform these services. If we do enter into arrangements with third parties to perform sales and marketing services, our net product revenues will be lower than if we directly sold and marketed our products and any revenues received under such arrangements will depend on the skills and efforts of others. If we are unable to establish adequate sales, marketing, and distribution capabilities, whether independently or with third parties, we may not be able to generate significant product revenue to support our continuing operations.

Possible side effects from the use of Multiferon® could adversely affect potential revenues and physician/patient acceptability of our product.

Like any medication Multiferon® can have side effects. The most common side effects are: fever, chills, sweats, fatigue, stiffness, joint and muscle pain, headache, loss of appetite and nausea. These acute side effects can usually be relieved by taking acetaminophen and often decrease during the course of treatment.

There can be no assurance that unexpected or unacceptable side effects will not be found in the future for this use or other potential uses of Multiferon® which could threaten or limit such product’s usefulness.

Our products may not gain market acceptance among physicians, patients and the medical community, thereby limiting our potential to generate revenue.

Market acceptance of our products will depend on the benefits of our products in terms of safety, efficacy, convenience, ease of administration and cost effectiveness and our ability to demonstrate these benefits to physicians, payers and patients. Additionally, there can be no assurance that our products will not have unexpected or unacceptable side effects that limit the usefulness of the products. We believe that market acceptance also depends on the pricing of our products and the reimbursement policies of government and third-party payers, as well as the effectiveness of our sales and marketing activities. Physicians may not prescribe our products, and patients may determine, for any reason, that our products are not useful to them. The failure of any of our products, once approved, to achieve market acceptance would limit our ability to generate revenue and would adversely affect our results of operations.

Some of the indications we are targeting represent smaller patient populations with currently unmet medical needs, which may not result in significant revenue.

As we identify new indications for our approved product and initial indications for our product candidates, we tend to focus on urgent unmet medical needs. The market potential for these indications may be small and there can be no assurances that any one or multiple approvals for an indication will result in significant revenue. While competition in these indications may be less than for other indications, there can be no assurances that there will not be competition with better products and technologies and more funding to conduct necessary clinical trials than we are able to provide.

Our potential products may not be commercially viable if we fail to obtain an adequate level of reimbursement for those products by governments, private health coverage insurers and other organizations, our revenues from these products could be less than anticipated, which could have a negative impact on our ability to achieve profitable operations.

Sales of pharmaceutical products such as ours largely depend on the reimbursement of patients’ medical expenses by government health care programs and private health insurers. Without the financial support of the governments or third-party payers, the market opportunity for our products will be limited. These third-party payers are increasingly challenging the price and examining the cost effectiveness of medical products and services. In addition, significant uncertainty exists as to the reimbursement status of newly approved pharmaceutical products and services. We may need to conduct post-marketing studies in order to demonstrate the cost-effectiveness of our products. Such studies may require us to dedicate a significant amount of resources including funding. Our product candidates may not be considered cost-effective. Third-party payers may elect not to reimburse for our products, or enable us or our partners to sell them at profitable price. If third party payers decline or limit reimbursement for our products, our product revenue would be less than anticipated, which would negatively impact our ability to achieve profitable operations.

If our competitors develop and market products faster than we do or if those products are more effective, safer or less expensive than our approved products, our commercial opportunity will be reduced or may not exist and we may be forced to suspend operations.

Competition in the pharmaceutical and biotechnology industries is intense and is expected to increase. We face competition from pharmaceutical and biotechnology companies, as well as numerous academic and research institutions and governmental agencies, both in the United States and abroad. Many of our competitors, including major pharmaceutical companies, have more experience in research, development and clinical testing of bio-pharmaceutical products. We have not yet developed a pharmaceutical product and gained regulatory approvals such that it can be widely marketed in an international competitive environment. Many of our competitors also have greater financial, marketing and human resources capabilities that we do.

Some of our competitors in the alpha interferon markets include Hoffmann-La Roche, Inc. and Schering-Plough Corporation, both of whom have received approvals for their recombinant and sustained-release alpha interferon products. These companies have been researching, developing and marketing their products and have received wide acceptance from the medical community, payers and the patient population for their products. This may make it more difficult for us to introduce our alpha interferon product and penetrate the market, in certain indications, if and when we receive the necessary regulatory approvals.

We are aware of many pharmaceutical and biotechnology companies actively engaged in research and development of antibody-based products that have commenced human clinical trials with or have successfully commercialized antibody products. Some of these companies, such as Pfizer Inc., ImClone Systems Incorporated, Johnson & Johnson, Medarex, Inc., Wyeth, Inc., Amgen Inc., Abbott Laboratories, UCB Pharma, Biogen Idec, Inc., Abgenix, Inc., Genentech, Inc., Human Genome Sciences, Inc. and Millennium Pharmaceuticals, Inc. are addressing diseases and disease indications that are being targeted by us and certain of our research partners. Additionally, there are many more antibody-based products in various stages of discovery, research and development.

Despite the receipt of regulatory approvals there can be no assurance that our products will be accepted as a treatment superior to our competitors.

Several companies are attempting to develop avian transgenic biomanufacturing systems similar to our OVA™ System. Some of these companies include AviGenics, Inc., Origen Biomedical, Inc. and GeneWorks, Inc., however, none have commercialized such technology to date.

In addition, technological advances made by our competitors may reduce the market potential for our products. We may not be able to keep pace with technological advances by others, either because we do not have sufficient resources or because we cannot achieve greater improvements in our technology. If we are unable to compete with our larger, more experienced competitors, we will likely cease operations or eliminate products with limited potential returns.

Our competitors may succeed in developing products that are more effective, safer and less expensive than our products or the ones we have under development or that render our approved or proposed products or technologies noncompetitive or obsolete. In addition, our competitors may achieve product commercialization before we do. If any of our competitors develop a product that is more effective, safer or more convenient for patients, or is able to obtain regulatory approval for commercialization before we do, we may not be able to achieve market acceptance for our products, which would adversely affect our ability to generate revenue and recover the substantial development costs we have incurred and will continue to incur.

The regulatory approval process for Multiferon® and our product candidates is lengthy, and we may not be able to obtain all of the regulatory approvals required to manufacture and commercialize Multiferon® and our product candidates, which could limit our revenue and, ultimately, could require us to cease operations.

All pharmaceutical manufacturers are subject to local, state, federal and foreign rules and regulations, such as those of the United States Food and Drug Administration and the European Union regulatory authorities. In the United States and in many foreign jurisdictions, rigorous pre-clinical testing and clinical trials and an extensive regulatory review process must be successfully completed before a new drug can be sold. We and our collaboration partners must demonstrate to the satisfaction of the applicable regulatory authority that Multiferon® and our product candidates are safe and effective for their intended uses. Multiferon® and our product candidates may not be approved for all of the intended uses that we request, which would limit the uses for which we can promote them and adversely impact our ability to generate revenues. If the approvals we obtain are limited, we may choose to conduct costly, post-marketing follow-up studies to expand the product uses, but those studies may not produce data sufficient to permit approval for an expanded product use. We have only received regulatory approval for Multiferon® in Bulgaria, Chile, Mexico, Sweden, Egypt, Hong Kong, Indonesia, the Philippines and South Africa for certain indications. We have not received regulatory approval for Multiferon® in the United States or in the European Union, other than Sweden. We are in preparations for requesting approval of Multiferon® in other countries in the European Union for the same indication for which it was approved in Sweden, however, there are no assurances it will be approved. We have not received regulatory approval for any of our product candidates. Satisfaction of these and other regulatory requirements is costly, time consuming, uncertain and subject to unanticipated delays. For instance, we have initiated the process to conduct a Phase III post-marketing clinical trial with Multiferon® on an international basis, which is expected to cost between $16 million to $18 million and take six to eight years to complete. Additionally, these rules and regulations may be different in each jurisdiction that we seek regulatory approval and can involve additional and costly pre-clinical and clinical testing and data review. Despite the time, expense and resources invested by us in the approval process, we may never receive these regulatory approvals for any specific illness or range of illnesses that we are attempting to treat with our product candidates.

The time required to obtain approval from the appropriate regulatory authority is unpredictable and the type and magnitude of the testing required for regulatory approval varies depending on the regulatory authority, the product candidate and the disease or condition for which it is being developed. Regulatory agencies can delay, limit or deny approval of a product for many reasons, including:

•	our failure to demonstrate to the satisfaction of the regulatory authority that a product candidate is safe and effective for a particular use;

•	the results of clinical trials may not meet the level of statistical significance required by the regulatory authority for approval;

•	our inability to demonstrate that a product candidate’s benefits outweigh its risks;

•	our inability to demonstrate that the product candidate presents an advantage over existing therapies;

•	the regulatory authority’s disagreement with the manner in which we interpret the data from pre-clinical studies and clinical trials;

•	the regulatory authority’s failure to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

•	a change in the approval policies or regulations of the regulatory authority or a change in the laws governing the approval process.

Any delay or failure by us or our collaboration partners to obtain regulatory approvals for Multiferon® or our product candidates would adversely affect our ability to generate revenues from them and could impose significant additional costs on us. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may negatively impact the regulatory approval process in others. Identification of side effects or occurrence of manufacturing problems could cause subsequent withdrawal of approval. Our inability to receive and maintain regulatory approvals will limit our revenues and, ultimately, could require us to cease operations.

Our product candidates will remain subject to ongoing regulatory requirements even if they receive marketing approval, and if we fail to comply with these requirements, we could lose these approvals, and the sale of any approved commercial products could be suspended, and fines could be imposed on us.

Even if we receive regulatory approval to market a particular product candidate, the product will remain subject to extensive regulatory requirements, including requirements relating to manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion, distribution and record keeping. Even if regulatory approval of a product is granted, the approval may be subject to limitations on the uses for which the product may be marketed or to the conditions of approval, or contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product, which could reduce our revenues, increase our expenses and render the approved product candidate not commercially viable. In addition, as clinical experience with a drug expands after approval because it is typically used by a greater number and more diverse group of patients after approval than during clinical trials, side effects and other problems may be observed after approval that were not seen or anticipated during pre-approval clinical trials or other studies. Any adverse effects observed after the approval and marketing of a product candidate could result in limitations on the use of or withdrawal of any approved product from the marketplace. Absence of long-term safety data may also limit the approved uses of our products, if any. If we fail to comply with the regulatory requirements of the applicable regulatory authority, or previously unknown problems with any approved commercial products, manufacturers or manufacturing processes are discovered, we could be subject to administrative or judicially imposed sanctions or other setbacks, including:

•	restrictions on the product, manufacturer or manufacturing process;

•	warning letters;

•	civil or criminal penalties;

•	fines;

•	injunctions;

•	product seizure or detention;

•	import or export bans or restrictions;

•	voluntary or mandatory product recalls and related publicity requirements;

•	suspension or withdrawal of regulatory approvals;

•	total or partial suspension of production; and

•	refusal to approve pending applications for marketing approval of new products or supplements to approved applications.

If we or our collaboration partners are slow to adapt, or are unable to adapt, to changes in existing regulatory requirements or adoption of new regulatory requirements or policies, we or our collaboration partners may lose marketing approval for our products when and if any of them are approved, resulting in decreased revenue.

If we and our third-party suppliers do not maintain high standards of manufacturing in accordance with all applicable regulations, our development and commercialization activities could suffer significant interruptions or delays and thus prevent us from realizing revenues and may cause us to significantly curtail or cease operations.

We and our third-party suppliers on which we currently or may in the future rely, must continuously adhere to corresponding regulations. In complying with these regulations, we and our third-party suppliers must expend significant time, money and effort in the areas of design and development, testing, production, validation, inspection, record-keeping and quality control to assure that our products meet applicable specifications and other regulatory requirements. The failure to comply with these regulations could result in an enforcement action against us, including seizure of products and shutting down of production. Any of these third-party suppliers and we also may be subject to audits by the applicable regulatory authorities. If any of our third-party suppliers or we fail to comply with applicable manufacturing regulations, our ability to develop and commercialize our products could suffer significant interruptions and prevent us from realizing revenues and may cause us to significantly curtail or cease operations.

Our reliance on foreign third party manufacturers may disrupt operations, which could materially harm our business and financial condition.

We depend and will continue to depend upon third parties for the processing of materials to manufacture Multiferon® and our product candidates and for the filling, labeling and packaging of our products. Third party manufacturers may encounter difficulties involving production yields, quality control and assurance, shortage of qualified personnel, shortage of capacity, compliance with applicable regulations, production costs, and development of advanced manufacturing techniques and process controls. Also, third party manufacturers may not perform as agreed to or may not remain in the contract manufacturing business for the time required by us to successfully produce and market our products. Any failure of third party manufacturers to deliver the required quantities of Multiferon® and our product candidates for clinical use on a timely basis and at commercially reasonable prices, and our failure to find replacement manufacturers could materially harm our business and financial condition.

Foreign manufacturing could expose us to risks involved with fluctuations in exchange rates of foreign currencies. In addition, reliance on international vendors exposes us to all the risks of dealing with a foreign manufacturing source. These risks include:

•	unexpected changes in regulatory requirements;

•	tariffs and other trade barriers, including import and export restrictions;

•	political or economic instability;

•	compliance with foreign laws;

•	transportation delays and interruptions;

•	difficulties in protecting intellectual property rights in foreign countries; and

•	currency exchange risks.

Foreign manufacturing arrangements may also limit our control, and could disrupt our operations, which, in turn, could negatively impact upon your investment in us.

The process of manufacturing antibody therapeutic products is complex. Third party manufacturing facilities must adhere to current Good Manufacturing Practice regulations, enforced through facility inspection programs. If we are unable to manufacture product candidates in accordance with Good Manufacturing Practices and applicable regulations, we may not be able to obtain regulatory approval for our products, which could materially harm our business and financial condition.

Our operations involve hazardous materials and are subject to environmental, health and safety controls and regulations, which can be expensive to comply with and we may be liable for damages.

As a bio-pharmaceutical company, we are subject to environmental, health and safety laws and regulations, including those governing the use of hazardous materials. The cost of compliance with environmental, health and safety regulations may be substantial. Our business activities involve the controlled use of hazardous materials and we cannot eliminate the risk of accidental contamination or injury from these materials. In the event of an accident or environmental discharge, we may be held liable for any resulting damages, which may exceed our financial resources and could materially harm our business, financial condition and results of operations.

If third-party contract research organizations and consultants do not perform in an acceptable and timely manner, our pre-clinical studies or clinical trials could be delayed or unsuccessful.

We do not have the ability to conduct all aspects of our pre-clinical studies or clinical trials ourselves. We rely and will continue to rely on clinical investigators, third-party contract research organizations and consultants to perform some or all of the functions associated with pre-clinical testing or clinical trials. The failure of any of these vendors to perform in an acceptable and timely manner in the future, including in accordance with any applicable regulatory requirements, such as good clinical or laboratory practices, or pre-clinical testing or clinical trial protocols, could cause a delay or otherwise adversely affect our pre-clinical testing or clinical trials and ultimately the timely advancement of our development programs. Additionally, competition for consultants, animal colonies and human patients may be intense and we may experience delays in development projects or suspension of studies if we are unable to fund or gain access to consultants, animals or human patients.

We conduct most of our operations in foreign countries and we anticipate marketing our products in foreign countries, which presents numerous challenges. If we are unable to efficiently manage these challenges, our revenue, cost of operations and ability to attain profitable operations could be materially adversely affected.

There are challenges associated with international marketing activities including language and cultural barriers, variations in compliance procedures in certain countries and/or changes in regulatory requirements where our products may be marketed, performance of our distribution channels, government’s willingness to promote cheaper generic versions of competing products, the general population’s inability to afford private care drug products, changes in economic conditions and instability from country to country, changes in a country’s political condition, trade protection measures, tariffs and other trade barriers, including import and export restrictions, and tax issues. Our future revenues, costs of operations and profit results could be materially adversely affected by any or all of these factors. It may take significant time to overcome these challenges with no assurance that a particular market will ever be effectively penetrated.

Our international operations expose us to the risk of fluctuations in currency exchange rates, which could negatively impact our revenues and anticipated sales margins.

We conduct operations in several different countries. The balance sheet accounts of our operations in Scotland and Sweden, including intercompany accounts that are considered long-term in nature, are translated to U.S. dollars for financial reporting purposes and resulting adjustments are made to stockholders’ (deficit) equity. The value of the respective local currency may strengthen or weaken against the U.S. dollar, which would impact the value of stockholders’ investment in our common stock, units and warrants. Fluctuations in the value of the British Pound and Swedish Krona against the U.S. dollar have occurred during our history, which have resulted in unrealized foreign currency translation gains and losses, which are included in accumulated other comprehensive income and shown in the stockholders’ (deficit) equity section of our consolidated balance sheet. Intercompany trading accounts, which are short-term in nature, are remeasured at current exchange rates as of the balance sheet dates and any gains or losses are recorded in other expense (income), net.

We also conduct transactions that are denominated in currencies other than the U.S. dollar, British Pound and Swedish Krona. Transactions denominated in other currencies are accounted for in the respective local currency at the time of the transaction. Upon settlement of this type of transaction, any foreign currency gain or loss results in an adjustment to income.

Our results of operations may be impacted by the fluctuating exchange rates of foreign currencies, especially the British Pound and Swedish Krona, in relation to the U.S. dollar. Most of the revenue and expense items of our foreign subsidiaries are denominated in the respective local currencies. The strengthening of these local currencies against the U.S. dollar will result in higher expenses and liabilities when translated into U.S. dollars, which would lower or possibly eliminate completely our revenues and anticipated sales margins on product sales.

We do not currently engage in hedging activities with respect to our foreign currency exposure.

If we cannot protect our intellectual property, our ability to develop and commercialize our products could be severely limited and may cause us to terminate activities on such products and never realize a return on our investments in such products.

Our success is dependent in part on our ability to obtain, maintain and enforce our intellectual property rights (owned and licensed) domestically and abroad. The patent position of biotechnology and pharmaceutical companies is highly uncertain, involves complex legal and factual issues and has in recent years been the subject of much litigation. The validity, enforceability and commercial value of these rights, therefore, are highly uncertain.

Fundamentally, a patent is a grant of a right to exclude others from making, using or selling an invention. However, our patents may not protect us against our competitors. The issuance of a patent is not conclusive as to its scope, validity or enforceability. The scope, validity or enforceability of our patents can be challenged in litigation. Such litigation can involve substantial costs and distraction. If the outcome of such litigation is adverse to us, third parties may be able to use our patented inventions and compete directly with us, without payment to us. Third parties may also be able to circumvent our patents by design innovations. We may not receive any additional patents based on the applications currently pending.

Our patents may not contain claims that are sufficiently broad to prevent others from practicing our technologies or developing competing products. Competitors may be able to use technologies in competing products that perform substantially the same function as our technologies but avoid infringing our patent claims. Under such “workaround” circumstances, our patents would be of little commercial value to us.

Patent applications we file may not result in the issuance of a patent. Because patent applications are typically not published for several months after filing, or in some cases, not at all, and because publications of discoveries in the scientific literature often lag behind actual discoveries, neither we nor our licensors or collaborators can be certain that we or they were the first to make the inventions claimed in patents or pending patent applications, or that we or they were the first to file for protection of the inventions set forth in these patent applications. Assuming the other requirements for patentability are met, in the United States, the first to invent is entitled to the patent, and outside of the United States, the first to file is entitled to the patent.

Intellectual property rights are fundamentally territorial in nature, and depend on the differing laws of separate nations and entities. Accordingly, we may not be able, alone or with our licensors or collaborators, to prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the United States. The actual protection we receive from a foreign patent may vary from one country to another. Thus, any patents that we own or license from third parties may not provide commercially meaningful protection from competition.

We rely on maintaining as trade secrets our competitively sensitive know-how and other information. Intentional or unintentional disclosure of this information could impair our competitive position.

As to many technical aspects of our business, we have concluded that competitively sensitive information is either not patentable or that for competitive reasons it is not commercially advantageous to seek patent protection. In these circumstances, we seek to protect this know-how and other proprietary information by maintaining it in confidence as a trade secret. To maintain the confidentiality of our trade secrets, we generally enter into confidentiality agreements with our employees, consultants, collaborators, contract manufacturers and advisors upon commencement of their relationships with us. These agreements require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties. We may not obtain these agreements in all circumstances, and the agreements we have may be breached. We may not become aware of, or have adequate remedies in the event of, any such breach. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants, collaborators, contract manufacturers or advisors have previous employment or consulting relationships. To the extent that our employees, consultants, collaborators, contract manufacturers or advisors use trade secrets or know-how owned by others in their work for us, disputes may arise as to the ownership of relative inventions. Also, others may independently develop substantially equivalent trade secrets, processes and know-how, and competitors may be able to use this information to develop products that compete with our products, which could adversely impact our business. The disclosure of our trade secrets could impair our competitive position. Adequate remedies may not exist in the event of unauthorized use or disclosure or our confidential information.

If we fail to comply with our obligations in the agreements under which we license development or commercialization rights to products or technology from third parties, we could lose license rights that are important to our business and incur financial obligations based on our exercise of such license rights.

In April 2005, we executed a global exclusive license with Cancer Research Technology UK for the rights to develop and commercialize an anti-CD55 antibody. This license provides to us use of intellectual property that is important to our business, and we may enter into additional agreements with other partners in the future that provide license to us of valuable technology. The license imposes, and future licenses may impose, various commercialization milestone payments and other payment obligations on us. If we fail to reach the material milestones set forth in our development plan contained in the agreement by more than six months, the licensor may have the right to terminate the license specified in the agreement, in which event we would lose valuable rights and our ability to develop our product candidates.

In addition, we entered in a collaborative research and development agreement with Sloan-Kettering Institute for the joint development of an antibody to the GD3 antigen. This agreement will expire in February 2007, unless extended by mutual consent or unless we exercise our option to negotiate an exclusive license agreement. The agreement provides that the rights in work product created under the agreement including research results, data, and records will be owned by the party that generated them and that if work product is generated jointly, it will be jointly owned by us and Sloan-Kettering. We do not have payment obligations pursuant to Sloan-Kettering collaboration. Although we have entered into discussions and negotiations with the Sloan-Kettering Institute to license the anti-GD3 antibody, it is not known if or when a license agreement will be executed.

If third parties successfully assert that we have infringed their patents and proprietary rights, or successfully challenge the validity of our patents and proprietary rights, we may become involved in intellectual property disputes and litigation that would be costly, time consuming, and which could delay or prevent the development or commercialization of our product candidates and may cause us to seek a license to continue to develop or commercialize our product candidates, which could have a material adverse affect on our business.

Our ability to commercialize our product candidates depends on our ability to develop, manufacture, market and sell our product candidates without infringing the proprietary rights of third parties. In the event that our technologies infringe or violate the patent or other proprietary rights of third parties, we may be prevented from pursuing product development, manufacturing, marketing and selling of our product that utilizes such technologies. There may be patents held by others of which we are unaware that contain claims that our products or operations infringe. In addition, given the complexities and uncertainties of patent law, there may be patents of which we know that we may ultimately be held to infringe, particularly if the claims of the patent are determined to be broader than we believe them to be. For instance, United States and foreign patents have been issued to others for genetically engineered and human-derived interferons and methods and processes for producing transgenic birds. While we are not currently aware of any patent issues, this does not preclude a third party from filing a claim against us. In the event a third party claims that we infringe its patents, any of the following may occur:

•	we may become liable for substantial damages for past infringement if a court decides that our technologies infringe upon a competitor’s patent;

•	a court may prohibit us from selling or licensing our product without a license from the patent holder, which may not be available on commercially acceptable terms or at all, or which may require us to pay substantial royalties or grant cross-licenses to our patents; and

•	we may have to redesign our product so that it does not infringe upon others’ patent rights, which may not be possible or could require substantial funds or time.

Additionally, licenses may not be exclusive in which case our competitors might gain access to the same technology as to that which was licensed to us. If we failed to obtain a required license or were unable to alter the design of our product candidates to make the licenses unnecessary, we might be unable to commercialize one or more of our product candidates, which could significantly affect our ability to establish and grow our commercial business.

Many of our employees, consultants, contractors and others may use the trade secret information of others in their work for us or they may disclose our trade secret information to others. Either of these events could lead to disputes over the ownership of inventions derived from that information or expose us to potential damages or other penalties.

If any of these events occurs, our business will suffer.

We may incur substantial costs as a result of litigation or other proceedings relating to patent or other intellectual property rights.

There has been substantial litigation and other proceedings regarding patent and intellectual property rights in the bio-pharmaceutical industry. We may be forced to defend claims of infringement brought by our competitors and others, and we may institute litigation against others who we believe are infringing our intellectual property rights. In the future, we expect our license agreements may include certain provisions that could require us to defend claims against our licensed patents and could subject us to significant legal expenses in defense and enforcement activities. The outcome of intellectual property litigation is subject to substantial uncertainties and may, for example, turn on the interpretation of claim language by the court, which may not be to our advantage, or on the testimony of experts as to technical facts upon which experts may reasonably disagree. Our involvement in intellectual property litigation could result in a significant expense to us. Some of our competitors have considerable resources available to them and a strong economic incentive to undertake substantial efforts to stop or delay us from commercializing products. We, on the other hand, are a relatively small company with comparatively few resources available to us to engage in costly and protracted litigation. Moreover, regardless of the outcome, intellectual property litigation against or by us could significantly disrupt our development and commercialization efforts, divert our management’s attention, quickly consume our financial resources or require us to disclose confidential information. In addition, if third parties file patent applications or issue patents claiming technology that is also claimed by us in pending applications, we may be required to participate in interference proceedings with the applicable regulatory authority, including oppositions, to determine priority of invention or patentability. Even if we are successful in these proceedings, we may incur substantial costs, and the time and attention of our management and scientific personnel will be diverted in pursuit of these proceedings.

Licenses to third parties may not result in revenue to us and exclusive licenses will preclude us from seeking alternative revenue streams.

One of our business strategies is to license our products or technologies to third parties. They, in turn, will use this license to produce and/or market our products and technologies. We cannot guarantee that these third parties will be able to successfully produce or market the products or technologies or that we will receive revenue from their efforts. To the extent that we grant exclusive licenses to third parties, we may be precluded from granting other parties the opportunity to conduct successful marketing activities.

Our copyrightable and trademark works are assets that must be protected. If we are unable to protect these assets, our competitive position could be weakened.

Copyright law in the U.S. protects those original works of authorship fixed in a tangible medium of expression. While our intellectual property largely resides in our portfolio of patents, trademarks, and trade secrets, our works of authorship embody certain rights and may deserve protection. To the extent we create written works such as brochures, web sites, or trade show presentations, we are publishing works of authorship that may well be presented to competitors. While copyright protection subsists in such works once they are fixed (e.g., on paper or in electronic format), the added layer of protection that comes from registration is important. Without registration of a work at the appropriate territorial copyright office, it may be difficult, if not impossible, to initiate actions against alleged infringement.

We may be exposed to product liability claims, and our product liability insurance may not be sufficient to cover all claims or continue to be available to us.

We are exposed to the risk of product liability claims. We may be subject to claims against us even if the injury is due to the actions of others. For example, if the medical personnel that use our products on patients are not properly trained or are negligent in the use of our products, the patient may be injured through the use of our products, which may subject us to claims. The use of our product candidates in clinical trials could also expose us to product liability claims. Persons who claim to be injured from use of our products or processes, may file claims for personal injuries or other damages against us. Directives in the European Union, for example, provide for strict liability and permit compensation claims to be made within a ten year period from when the product is placed on the market, and three years from the event giving rise to the claim, thereby creating a 13 year period within which compensation claims could be asserted. Regulations in other countries and regions may differ and may expose us to incremental risks of liability. We maintain product liability insurance in the amount of $10 million.

Generally, our clinical trials, including our melanoma trials, are conducted in patients with serious life-threatening diseases for whom conventional treatments have been unsuccessful or for whom no conventional treatment exists, and in some cases, our product is used in combination with approved therapies that themselves have significant adverse event profiles. During the course of treatment, these patients could suffer adverse medical events or die for reasons that may or may not be related to our products.

We cannot predict all of the possible harms or side effects that may result form the use of our products to cover all liabilities or defense costs we might incur. We cannot be sure that our insurance coverage will be adequate to insulate us from liabilities that may result from the use of our products. Also, in the future this type of insurance may not be available, or we may not be able to afford this form of insurance. A product liability claim or series of claims brought against us could give rise to substantial liability that could exceed our resources. Even if claims are not successful, the costs of defending such claims and potential adverse publicity could be harmful to our business.

Our reliance on third party suppliers to supply our raw materials may disrupt operations and our ability to develop and commercialize products.

We currently rely, and we expect to rely on third-party suppliers to supply our raw materials to produce our products and develop our product candidates. All of these suppliers are outside of the United States. Reliance on third-party suppliers exposes us to risks. These risks include:

•	unexpected changes in regulatory requirements;

•	tariffs and other trade barriers, including import and export restrictions;

•	political or economic instability;

•	compliance with foreign laws;

•	possible breach of the manufacturing agreement by the third party because of factors beyond our control;

•	the possible termination or non-renewal of the agreement by the third party, based on its own business priorities, at a time that is costly and inconvenient for us;

•	transportation delays and interruptions;

•	limitations on supply availability resulting from capacity and scheduling constraints of the third party;

•	difficulties in protecting intellectual property rights in foreign countries; and

•	currency exchange risks.

Foreign supply arrangements may also limit our control, and could disrupt our operations, which, in turn, could negatively impact upon your investment in us. Our dependence upon others for the raw materials to produce our products and product candidates may adversely affect our business and our ability to develop our product candidates and commercialize any products that receive regulatory approval on a timely basis.

The production of Multiferon® is highly dependent on the availability of human leukocytes, and any interruption in supply could adversely affect our ability to manufacture Multiferon®.

We are dependent upon third party blood collection agencies to supply human leukocytes as a key raw material in the manufacture of Multiferon®. We currently maintain supply agreements, including, through our Swedish subsidiary, with the German Red Cross. The failure to maintain such agreements or obtain new ones could have a material adverse affect on us.

If we are unable to obtain the necessary leukocytes, we may be required to scale back our operations or stop manufacturing Multiferon®. The costs and availability of leukocytes are subject to fluctuation depending on a variety of factors beyond our control, including competitive factors, changes in technology, and governmental regulations that may limit or prevent their availability.

The financings that we have consummated and intend to consummate are dilutive to stockholders and may adversely affect the market price for our shares of common stock, units and warrants.

Our success in attracting additional funding has been limited to transactions in which our equity is used as currency. Financing activities during this period often have consisted of sales of our common stock at a discount to the market price and the issuance of securities convertible into or exercisable for shares of our common stock, sometimes at a discount to prevailing market prices. In light of the availability of this type of financing, and the lack of alternative proposals, our board of directors has determined that the continued use of our equity for these purposes may be necessary if we are to sustain operations. Equity financings of the type we have been required to pursue are dilutive to our stockholders and may adversely impact the market price for our shares of common stock, units and warrants.

If we lose the services of our key management or scientific personnel, scientific collaborators or other advisors, our business and ability to attain profitable operations would suffer.

The success of our business is highly dependent on our management as well as our senior manufacturing and scientific personnel. We also rely on our scientific collaborators and other advisors, particularly with respect to our research and development efforts. In addition, we require skilled personnel in areas such as business and clinical development. We do not maintain key-person life insurance on any of our officers, employees or consultants. In addition, although we have employment agreements with key members of management, each of our employees, subject to applicable notice requirements, may terminate his or her employment at any time. The pool of individuals with relevant experience in bio-technology is limited, and retaining and training personnel with the skills necessary to operate our business effectively is challenging, costly and time-consuming. If we lose the services of any key personnel, our business, financial condition and results of operations could be materially and adversely affected.

Risks Related to this Offering

We have received deficiency notices from the American Stock Exchange, or AMEX, and if we are unable to satisfy the AMEX that we will regain compliance with its continued listing criteria, our common stock and units and warrants, if approved for listing on AMEX in connection with this offering, may be delisted from AMEX, which could accelerate repayment of outstanding indebtedness, adversely affect investor perception and may result in institutional and other investors refraining from purchasing our common stock, units or warrants, which would adversely affect your ability to sell our common stock, units or warrants.

We have received two deficiency letters from the AMEX, dated September 20, 2005 and March 1, 2006, advising us that, based upon our Annual Report on Form 10-K for the fiscal year ended June 30, 2005 and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2005, respectively, we were not in compliance with AMEX’s continued listing standards.

On September 22, 2005, we received a deficiency letter from the AMEX, dated September 20, 2005, advising we are not in compliance with continued listing standards. Specifically, since the filing of our financial statements for the fiscal year ended June 30, 2005, we have not been in compliance with Section 1003(a)(ii) of the AMEX Company Guide with stockholders’ equity of less than $4 million and losses from continuing operations and/or net losses in three out of its four most recent fiscal years and Section 1003(a)(iii) with stockholders’ equity of less than $6 million and losses from continuing operations and/or net losses in its five most recent fiscal years.

In order to maintain our current listing, we submitted a compliance plan on October 19, 2005 advising of the actions we are taking to regain compliance with AMEX’s continued listing standards. This plan was approved by AMEX on October 25, 2005, and AMEX granted us a conditional trading extension until March 20, 2007 to regain compliance with their continued listing standards.

Additionally, on March 1, 2006, the AMEX notified us that we failed to meet an additional continued listing standard, Section 1003(a)(i) of the AMEX Company Guide with stockholders’ equity of less than $2 million and losses from continuing operations and/or net losses in two of its three most recent fiscal years. AMEX noted that if we are not in compliance with all continued listing standards by March 20, 2007 or do not make progress consistent with the plan during the plan period, AMEX will initiate delisting proceedings.

We will be subject to periodic review by AMEX during the extension period granted by AMEX. Failure to make progress consistent with the plan we submitted to AMEX or to regain compliance with the continued listing standards by the end of the extension period could result in our common stock and units and common stock purchase warrants, if approved for listing on AMEX in connection with this offering, being delisted from AMEX.

In the event our common stock, units or warrants are delisted from AMEX, we would apply to have our common stock, units and warrants listed on the over-the-counter bulletin board; however, certain institutional investors have policies against investments in bulletin board companies and other investors may refrain from purchasing our common stock, units and warrants if they are not listed on a national securities exchange. Also, we would lose some of our existing analyst coverage and our efforts to obtain new analyst coverage would be significantly impaired. Further, our ability to sell our equity securities and debt would be significantly limited in numerous states because the exemption we utilize to sell these securities without registration under applicable state securities laws requires that our common stock be listed on AMEX. If we were required to register our equity securities or debt offerings under the securities laws of various states, no assurance will be given as to whether we would be able to obtain the necessary approvals from states’ securities administrators. To the extent our common stock were to be delisted from trading on AMEX, the value of our equity securities and our ability to sell equity securities and debt would be negatively impacted. The occurrence of these events could have a material adverse effect on our ability to repay our outstanding debt and other obligations.

Additionally, if we are delisted from AMEX, and the price of our common stock does not increase significantly, our common stock would be a “low-priced” security under the “penny stock” rules promulgated under the Securities Exchange Act of 1934, as amended. In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document that describes the risks associated with such stocks, the broker-dealer’s duties in selling the stock, the customer’s rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer’s financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer. The effect of these restrictions may decrease the willingness of broker-dealers to make a market in our common stock, decrease liquidity of our common stock and increase transaction costs for sales and purchases of our common stock as compared to other securities. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent abuses normally associated with “low-priced” securities from being established with respect to our securities.

In addition, our outstanding convertible debt contains a provision that in the event our common stock is no longer traded on the AMEX, New York Stock Exchange or NASDAQ, the debt holders have the right to request repayment of their investment with related accrued interest. Given our current financial position and our failure to meet the AMEX continued listing requirements, if our common stock was delisted from AMEX, we would be unable to repay these amounts and would be in default of these agreements, which would significantly hamper our ability to raise additional capital to fund our ongoing operations.

An effective registration statement may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise his, her or its warrants and causing such warrants to be practically worthless.

No warrant held by public stockholders or issuable upon exercise of the underwriter’s purchase option will be exercisable and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the warrant is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so, and if we do not maintain a current prospectus related to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants held by public stockholders or issuable upon exercise of the underwriter’s purchase option may have no value, the market for such warrants may be limited and such warrants may expire worthless. Even if the prospectus relating to the common stock issuable upon exercise of the warrants is not current, the warrants issued to our initial securityholders may be exercisable for unregistered shares of common stock.

If our securities are delisted from AMEX, investors in this offering may engage in resale transactions only in those states in which we register this offering and certain other jurisdictions for which an applicable exemption from registration exists.

Under the National Securities Markets Improvement Act of 1996, the resale of the units and, once they become separately transferable, the common stock and warrants comprising the units, are exempt from state registration requirements because the securities are listed on AMEX. However, each state retains jurisdiction to investigate and bring enforcement actions with respect to fraud or deceit, or unlawful conduct by a broker or dealer, in connection with recapitalization, reorganization, merger or consolidation. If our securities are delisted from AMEX, investors in this offering may engage in resale transactions only in those states in which we register this offering and certain other jurisdictions for which an applicable exemption from registration exists.

The issuance of our shares in this offering or upon exercise of the warrants issued in this offering or upon the exercise or conversion of other securities we have outstanding may cause significant dilution to our stockholders and may have an adverse impact on the market price of our common stock, units and warrants.

As of October 25, 2006, there were 48,280,153 shares of our common stock outstanding. The issuance of our shares in this offering or upon exercise of the warrants issued in connection with this offering will increase the number of our publicly traded shares, which could depress the market price of our common stock.

The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a downward movement in the stock price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock, which would also negatively affect the price of our units and warrants.

As of October 25, 2006, exclusive of this offering, there were 32,650,032 shares of our common stock issuable upon exercise or conversion of the following securities. These securities represent approximately 68% of our outstanding shares of common stock as of October 25, 2006.

Convertible preferred stock, Series A	916
Convertible preferred stock, Series J (convertible at $1.25 per share)*	4,172,000
Officers, employees, and directors options (exercisable at an average price of $1.54 per share through March 2014)**	1,135,533
Consultant warrants (exercisable at an average price of $3.05 per share through February 2009)	5,000
Debt and equity offering warrants (exercisable at an average price of $1.13 per share through March 2011)	15,979,434
Convertible notes or related warrants issuable upon redemption of the notes (convertible/exercisable at $1.05 per share through August 2008)	10,047,622
Convertible debentures (convertible at $1.05 per share through September 2008)	1,309,527

32,650,032

*	To be retired from the proceeds of this offering.

**	Includes options to purchase an aggregate of 843,000 shares of our common stock, which were granted in April 2006 under our 2006 Equity Compensation Plan. No shares issuable upon exercise of these options can be issued until our 2006 Equity Compensation Plan is approved by our stockholders. We intend to seek stockholder approval of our 2006 Equity Compensation Plan at our next annual stockholders’ meeting.

The conversion and exercise prices of outstanding securities may be reduced, and the number of shares that we issue on conversion or exercise may be increased, in the event that we issue common stock or securities convertible into common stock in the future for consideration that is less than the conversion or exercise prices of the outstanding securities.

The terms of certain of our outstanding convertible debt and warrants provide for a downward adjustment in the conversion and exercise prices in the event that we subsequently issue shares of our common stock, or securities convertible into or exercisable for our common stock, for consideration that is less than the conversion or exercise prices of the previously issued securities. Any reduction of the conversion or exercise prices of outstanding securities as a result of these adjustment provisions will require that we issue a greater number of shares upon conversion of convertible debt or exercise of warrants than we would have issued in the absence of these provisions. Any additional shares that we issue as a result of the adjustment provisions of these securities will cause further dilution to our existing stockholders.

We are engaged in the bio-pharmaceutical industry; as a result, the market for our shares of common stock may be subject to extreme volatility.

The market for securities of bio-pharmaceutical companies, including ours, has historically been more volatile than the market for stocks in general. As a result, the price and volume of our shares may be subject to wide fluctuations in response to factors, some of which are beyond our control, including, without limitation:

•	quarter-to-quarter variations in our operating results;

•	our announcement of material events;

•	price fluctuations in sympathy to others engaged in our industry; and

•	the effects of media coverage of our business.

Price and volume volatility may prevent you from selling your shares of our common stock when you desire to do so, and the inability to sell your shares in a rapidly declining market may substantially increase your risk of loss. Our shares have traded between a high of $1.03 and a low of $0.25 since January 1, 2005. The daily trading volume of our shares since January 1, 2005 has been volatile ranging between 23,500 and approximately 11.6 million shares in a single day.

Changes in the market for our common stock could also negatively impact the price and volume volatility of our units and warrants.

We do not expect to pay dividends on our common stock in the foreseeable future.

We have never paid cash dividends on our common stock. We do not expect to pay cash dividends on our common stock any time in the foreseeable future. Our convertible debentures prohibit us from directly or indirectly paying cash dividends or distributions on our common stock. Provisions of our convertible debentures and Series A cumulative convertible preferred stock also prohibit the payment of dividends on our common stock, subject to certain exceptions. Additionally, any future payment of dividends will directly depend upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. For the foreseeable future, we will use earnings from operations, if any, to finance our growth, and we will not pay dividends to our common stockholders. As a Delaware corporation, we may not declare and pay dividends on our capital if the amount paid exceeds an amount equal to the surplus which represents the excess of our net assets over paid-in-capital or, if there is no surplus, our net profits for the current and/or immediately preceding fiscal year. To the extent we pay dividends and we are deemed to be insolvent or inadequately capitalized, a bankruptcy court could direct the return of any dividends. You should not rely on an investment in our common stock if you require dividend income. The only return on your investment in our common stock, if any, would most likely come from any appreciation of our common stock.

We could use preferred stock to fund operations or resist takeovers, and the issuance of preferred stock may cause additional dilution.

Our certificate of incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock, of which 2,150 shares of Series A cumulative convertible preferred stock and 52,150 shares of Series J cumulative convertible preferred stock are issued and outstanding on the date of this prospectus. Our certificate of incorporation gives our board of directors the authority to issue preferred stock without the approval of our stockholders. We may issue additional shares of preferred stock to raise money to finance our operations. We may authorize the issuance of the preferred stock in one or more series. In addition, we may set the terms of preferred stock, including:

•	dividend and liquidation preferences;

•	voting rights;

•	conversion privileges;

•	redemption terms; and

•	other privileges and rights of the shares of each authorized series.

The issuance of large blocks of preferred stock could possibly have a dilutive effect to our existing stockholders. It can also negatively impact our existing stockholders’ liquidation preferences. In addition, while we include preferred stock in our capitalization to improve our financial flexibility, we could possibly issue our preferred stock to friendly third parties to preserve control by present management. This could occur if we become subject to a hostile takeover that could ultimately benefit us and our stockholders.

USE OF PROCEEDS

Gross proceeds from the sale of the units is anticipated to be $17,420,000 prior to the payment of underwriting discounts of $1,045,200 and expenses of $55,963 and other estimated expenses of this offering of $1,014,037. Absent unforeseen circumstances, the anticipated net proceeds of approximately $15,304,800 (without giving effect to exercise of the over-allotment option, the common stock purchase warrants included in the units or the underwriter’s option to purchase units) will be applied substantially as follows:

•	Redemption of $5,215,000 of our Series J 24% Cumulative Convertible Preferred Stock and payment of $1,251,600 in dividends accrued through February 28, 2007;

•	Redemption of $1,800,000 of Viragen International’s Series C 24% Cumulative Preferred Stock and payment of $428,400 in dividends accrued through July 14, 2007;

•	Redemption of $1,085,100 of Viragen International’s Series D 24% Cumulative Preferred Stock and payment of $237,600 in dividends accrued through August 18, 2007;

•	Monthly principal payments aggregating $62,500, plus a 10% premium, on our outstanding convertible debentures;

•	Quarterly interest payments on the outstanding balance of our convertible promissory notes;

•	Research and development activities;

•	Sales and marketing activities;

•	Administrative expenses; and

•	Working capital needs.

We may also use a portion of the net proceeds of this offering to invest in or acquire new technologies and/or other strategic relationships, although we have no present commitments or agreements with respect to any such material acquisition or investment.

The amounts actually expended for each of the purposes listed above (other than the redemption of our Series J cumulative convertible preferred stock and the redemption of Viragen International’s Series C cumulative preferred stock and Series D cumulative preferred stock) and the timing of our actual expenditures will depend on numerous factors, including our ability to generate licensing fees, growth in sales revenues, research and development activities, sales and marketing activities and the other factors described in “Risk Factors.” We have not yet determined the amount or timing of expenditures for the corporate purposes listed above.

Any proceeds received upon exercise of the over-allotment option or the warrants included in the units will be used for general working capital purposes. There is no assurance that the over-allotment option or any of the warrants will be exercised.

Pending use of the offering proceeds, we may invest the net proceeds of the offering in short-term, investment grade, interest-bearing securities or guaranteed obligations of the United States government or its agencies.

PRICE RANGE OF OUR COMMON STOCK

Our common stock began trading on the American Stock Exchange on April 17, 2000, under the symbol “VRA.” The following table sets forth the high and low sales prices as reported on the American Stock Exchange for the periods indicated, as adjusted for our one for ten reverse stock split effective June 15, 2004.

	High	Low
2006-2007 Period
Second Quarter ending December 31, 2006 (through October 25, 2006)	$0.50	$0.28
First Quarter ended September 30, 2006	0.45	0.25
2005-2006 Period
Fourth Quarter ended June 30, 2006	0.61	0.36
Third Quarter ended March 31, 2006	0.80	0.42
Second Quarter ended December 31, 2005	0.79	0.30
First Quarter ended September 30, 2005	0.83	0.44
2004-2005 Period
Fourth Quarter ended June 30, 2005	0.87	0.54
Third Quarter ended March 31, 2005	1.03	0.63
Second Quarter ended December 31, 2004	1.34	0.90
First Quarter ended September 30, 2004	1.42	0.83

The above quotations represent prices between dealers, and do not include retail mark-ups, markdowns or commissions and do not represent actual transactions.

As of October 25, 2006, we had approximately 2,600 stockholders of record. On October 25, 2006, the closing price of our common stock was $0.35 per share.

We have never paid any dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future because:

•	provisions of our convertible debentures prohibit us from directly or indirectly paying cash dividends or distribution on our common stock;

•	provisions of our Series A cumulative convertible preferred stock and Series J cumulative convertible preferred stock prohibit the payment of dividends on our common stock, subject to certain exceptions;

•	applicable provisions of Delaware law described below limit our ability to pay dividends if we do not have net income;

•	we have experienced losses since inception;

•	we have significant capital requirements in the future; and

•	we presently intend to retain future earnings, if any, to finance the expansion of our business.

Future dividend policy will depend on:

•	our earnings, if any;

•	applicable provisions of Delaware law described below governing the payment of dividends;

•	capital requirements;

•	expansion plans;

•	legal or contractual limitations;

•	financial condition; and

•	other relevant factors.

The payment of dividends will also depend on our ability to declare dividends under Delaware law. Dividends may be paid only out of “surplus,” as that term is defined in the Delaware General Corporation Law, or, in the event there is no surplus, out of the net profits of the corporation for the fiscal year in which the dividend is declared and/or the immediately preceding fiscal year. Dividends may not be paid, however, out of net profits of the corporation if the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is impaired.

CAPITALIZATION

The following table presents our capitalization as of June 30, 2006. Our capitalization is presented:

•	on an actual basis at that date;

•	on a “as adjusted” basis to give effect at that date to the following subsequent events:

•	our receipt of the estimated net proceeds from the sale of 67,000,000 units in this offering (gross proceeds less the underwriting discount and the estimated offering expenses payable by us from the offering proceeds) and our anticipated application of those proceeds, including the redemption of our Series J cumulative convertible preferred stock, including related accrued and unpaid dividends and the redemption of Viragen International’s Series C cumulative preferred stock issued in July 2006 and Series D cumulative preferred stock issued in August 2006 and October 2006, including related accrued and unpaid dividends.

You should read this capitalization table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes that are incorporated by reference into this prospectus.

	As of June 30, 2006
	Actual	As Adjusted
	(in thousands, except par value and number of shares)
Cash and cash equivalents	$443	$5,716

Indebtedness:
Current debt and current portion of long-term debt, including convertible debt:
Current portion of convertible debentures	454	454
Current portion of long-term debt	66	66
Short-term borrowings	217	217
Long-term debt, including convertible debt, less current maturities:
Convertible notes	10,482	10,482
Convertible debentures, less current portion	664	664
Long-term debt, less current portion	627	627

Total indebtedness	12,510	12,510
Stockholders’ (deficit) equity:
10% Series A cumulative convertible preferred stock, $1.00 par value, 375,000 shares authorized, and 2,150 shares issued and outstanding, actual and as adjusted	2	2
24% Series J cumulative convertible preferred stock, $1.00 par value, 60,000 shares authorized, and 52,150 shares issued and outstanding, actual; no shares issued or outstanding, as adjusted	5,215	—
Common stock, $0.01 par value; 250,000,000 shares authorized, and 45,765,687 shares issued and outstanding actual; 250,000,000 shares authorized, and 112,765,687 shares issued and outstanding, as adjusted	458	1,128
Additional paid-in capital	155,989	167,739
Accumulated deficit	(166,177)	(167,746)
Accumulated other comprehensive income	2,899	2,899

Total stockholders’ (deficit) equity	(1,614)	4,022

Total capitalization	$10,896	$16,532

The table does not reflect the issuance of 532,515 shares in July 2006 and 553,380 shares in October 2006 as payment of quarterly interest on our June 2004 convertible notes and an aggregate of 1,428,571 shares issued in July and August 2006 upon conversion of $1.50 million of our June 2004 convertible notes.

The table does not reflect the issuance by our majority-owned subsidiary, Viragen International, Inc., of 18,000 shares of its Series C 24% Cumulative Preferred Stock and 3,600,000 shares of its common stock that were issued in connection with Viragen International’s private placement of 18,000 units in July 2006. Viragen International received net proceeds of approximately $1.6 million in connection with this transaction. The table also does not reflect the issuance by Viragen International of 3,154 shares in August 2006 and 7,697 shares in October 2006 of its Series D cumulative preferred stock in two separate transactions. Viragen International received net proceeds of approximately $284,000 and $712,000, respectively, in connection with these transactions. We and Viragen International intend that Viragen International will redeem the Series C cumulative preferred stock and Series D cumulative preferred stock upon completion of this offering.

The outstanding share information excludes the following as of June 30, 2006:

•	16,424,877 shares issuable upon exercise of outstanding warrants with a weighted average exercise price of $1.16 per share issued in connection with our debt and equity financing transactions prior to this offering;

•	11,476,194 shares issuable upon conversion of $12.05 million of convertible notes, or warrants issuable upon redemption of the convertible notes, at a price of $1.05 per share;

•	4,172,000 shares issuable upon conversion of $5.215 million of Series J cumulative convertible preferred stock at a price of $1.25 per share. We intend to redeem the Series J cumulative convertible preferred stock and accrued dividends with a portion of the proceeds from this offering;

•	1,488,096 shares issuable upon conversion of $1.44 million of convertible debentures at a price of $1.05 per share;

•	1,139,783 shares issuable upon exercise of outstanding options with a weighted average exercise price of $1.58 per share;

•	158,676 shares reserved for grant and issuance under our 1997 Stock Option Plan;

•	7,500 shares issuable upon exercise of outstanding warrants issued to consultants with a weighted average exercise price of $38.70 per share;

•	916 shares issuable upon conversion of $21,500 of Series A cumulative convertible preferred stock.

Effective April 7, 2006, our Compensation Committee awarded options to purchase an aggregate of 843,000 shares to all directors, officers and several employees. The exercise price of each option is $0.57 per share, and each option will vest half upon the date of grant and the remaining half upon the first anniversary of the date of grant. The options were granted pursuant to our 2006 Equity Compensation Plan, which provides for stock-based compensation up to 4,000,000 shares. No shares issuable upon exercise of the options can be issued until the 2006 Equity Compensation Plan is approved by our stockholders. We intend to seek stockholder approval of the 2006 Equity Compensation Plan at our next annual stockholders’ meeting.

DILUTION

If you invest in the shares of common stock included in the units being sold in this offering, your ownership interest in us will be diluted to the extent of the difference between the public offering price per share and the pro forma net tangible book value per common share after this offering. For purposes of the following discussion, we have attributed no value to the common stock purchase warrants included in the units and we do not give effect to the exercise of those warrants or the warrants included in the underwriter’s option to purchase units.

Our net negative tangible book value as of June 30, 2006 is determined by subtracting the total amount of our liabilities from the total amount of our tangible assets as of June 30, 2006. Our net negative tangible book value per common share as of June 30, 2006 is determined by dividing our net negative tangible book value as of June 30, 2006 by the number of common shares outstanding as of June 30, 2006. Our net negative tangible book value as of June 30, 2006 was approximately $7.0 million or $0.15 per share.

After giving effect to our sale in this offering of 67,000,000 shares included in the units at an offering price to the public of $0.26 per share and after deducting underwriting discounts and commissions and our estimated offering expenses and redemption of the Series J cumulative convertible preferred stock and Viragen International’s Series C cumulative preferred stock and Series D cumulative preferred stock, our pro forma net negative tangible book value as of June 30, 2006 would be an aggregate of approximately $1.4 million, or $0.01 per common share. This amount represents an immediate increase of $0.14 per common share to our existing shareholders and an immediate dilution of $0.27 per common share to new investors purchasing shares of common stock included in the units in this offering. The following table below illustrates this per common share dilution to new investors, assuming no value is attributed to the warrants included in the units and the over-allotment option is not exercised:

Offering price to the public per share		$0.26
Net negative tangible book value per common share as of June 30, 2006	$(0.15)
Increase in pro forma tangible book value per common share attributable to this offering	0.14

Pro forma net negative tangible book value per common share after this offering		(0.01)

Dilution per common share to new investors		$0.27

SELECTED FINANCIAL DATA

The following selected financial data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the consolidated financial statements and notes thereto and other financial information included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2006, which is incorporated by reference into this prospectus. The consolidated statements of operations data set forth below for the fiscal years ended June 30, 2006, 2005, 2004, 2003 and 2002 and the consolidated balance sheet data at June 30, 2006, 2005, 2004, 2003 and 2002 have been derived from our audited consolidated financial statements.

	Year Ended June 30,
	2006	2005	2004	2003	2002
STATEMENT OF OPERATIONS DATA
Product sales	$391,213	$278,784	$266,137	$630,785	$1,275,264
Interest and other (expense) income, net	(145,873)	1,538,067	632,378	535,428	333,130
Net loss (a)	(18,214,897)	(26,207,706)	(18,177,164)	(17,348,686)	(11,088,832)
Net loss attributable to common stock	(19,496,484)	(26,209,856)	(18,179,714)	(17,351,336)	(11,091,482)
Basic and diluted net loss per common share (b)	(0.46)	(0.71)	(0.55)	(1.21)	(1.10)
Weighted average common shares outstanding (b)	42,018,617	36,697,852	33,183,832	14,393,803	10,041,571

	At June 30,
	2006	2005	2004	2003	2002
BALANCE SHEET DATA
Working capital (deficit)	$229,056	$(7,300,733)	$25,181,900	$4,070,504	$(209,519)
Total assets	13,973,966	21,984,792	48,219,996	27,867,417	20,796,604
Convertible notes and debentures, current (c)	453,918	16,104,994 (d)	—	2,224,599	711,982
Convertible notes and debentures, long-term (c)	11,145,816 (d)	—	12,490,919	1,827,163	—
Long-term debt, less current portion	627,265	598,104	1,072,087	1,124,335	1,023,948
Stockholders’ (deficit) equity	(1,613,647)	2,593,617	29,189,581	15,720,208	11,470,620

(a)	Net loss for the fiscal year ended June 30, 2005 includes a goodwill impairment charge of approximately $6.9 million.

(b)	Outstanding share and per share amounts have been adjusted retroactively to reflect the 1:10 reverse stock split that became effective on June 15, 2004.

(c)	Net of discounts.

(d)	Subsequent to June 30, 2005, we entered into agreements to extend the maturity date of our convertible notes from March 31, 2006 to August 31, 2008. As a result of the extension of the maturity date, the convertible notes were reclassified from current to long-term.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act covering the resale of the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by the SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. Where a contract or other document is an exhibit to the registration statement, you should review the provisions of the exhibit to which reference is made. You may obtain these exhibits from the SEC, as discussed below.

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these filings, as well as the registration statement of which this prospectus forms a part, at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may request copies of these documents by writing to the SEC and paying the required fee for copying. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information filed electronically with the SEC. The address of that site is www.sec.gov. The information on this website is not and should not be considered part of this prospectus and is not incorporated by reference in this document, other than that information specifically incorporated by reference below. This website is and is only intended to be an inactive textual reference.

The SEC allows us to “incorporate by reference” into this prospectus information that we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference into this prospectus the documents listed below and any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering of the units under this prospectus; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K. The information incorporated by reference is an important part of this prospectus. The information contained in this prospectus and information we later file with the SEC, prior to the termination of this offering, automatically updates and supersedes the previously filed information contained in our Annual Report on Form 10-K and Current Reports on Form 8-K incorporated herein by reference and listed below.

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2006 filed with the SEC on September 27, 2006;

•	Our Current Report on Form 8-K dated October 4, 2006 filed with the SEC on October 6, 2006;

•	Our Current Report on Form 8-K dated August 18, 2006 filed with the SEC on August 23, 2006; and

•	Our Current Report on Form 8-K dated July 17, 2006 filed with the SEC on July 28, 2006.

If you need a copy of these documents, or if you would like to receive a copy of the other items referenced above, you may request copies, at no cost, by writing or telephoning us at the following address and number:

Dennis W. Healey

Executive Vice President and Chief Financial Officer

Viragen, Inc.

865 S.W. 78th Avenue, Suite 100

Plantation, Florida 33324

Telephone Number: (954) 233-8746

Copies of our SEC filings and other information about us are also available free of charge on our website at www.viragen.com. The information on our website is neither incorporated into, nor a part of, this prospectus and should not be considered in making a decision about the investment in our securities offered pursuant to this prospectus.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows certain information regarding Viragen voting securities beneficially owned as of October 25, 2006, by:

•	each person who is known by us to own beneficially or exercise voting or dispositive control over 5% or more of Viragen’s common stock;

•	each of Viragen’s directors;

•	each of Viragen’s named executive officers, as such term is defined in Item 402(a)(3) of Regulation S-K; and

•	all officers and directors as a group.

Under federal securities law, a person is considered a beneficial owner of any securities that the person owns or has the right to acquire beneficial ownership of within 60 days. Beneficial ownership may also attribute shares owned of record by one person to another person, such as the record holder’s spouse, minor children, corporation or other business entity. As of October 25, 2006, there were 48,280,153 shares of Viragen common stock, the sole outstanding class of voting securities, outstanding. Except as otherwise indicated, we have been informed that the persons identified in the table have sole voting and dispositive power with respect to their shares.

This table does not give effect to exercise of the over-allotment option, exercise of the underwriter’s purchase option or the issuance of up to 32,650,032 shares that would be issued in the event outstanding options and warrants are exercised and upon the conversion of convertible notes, convertible debentures or preferred stock, except to the extent beneficial ownership of shares is attributable to the named person in accordance with Securities and Exchange Commission rules.

Name of Beneficial Owner	Number of Shares Beneficially Owned			Percent
	Total Beneficial Ownership	Shares Currently Outstanding	Shares Acquirable Within 60 Days	Before Offering	As Adjusted
Charles A. Rice (1)	325,000	100,000	225,000	*	*
Randolph A. Pohlman (2)	20,612	1,112	19,500	*	*
Robert C. Salisbury (3)	55,250	20,500	34,750	*	*
Charles J. Simons (4)	37,697	19,447	18,250	*	*
Carl N. Singer (5)	386,519	353,185	33,334	*	*
Nancy A. Speck (6)	19,000	—	19,000	*	*
C. Richard Stafford (7)	119,500	100,000	19,500	*	*
Dennis W. Healey (8)	195,065	102,565	92,500	*	*
Nicholas M. Burke (9)	68,750	—	68,750	*	*
Alexandra Global Master Fund Ltd. (10)	5,001,293	324,105	4,677,188	9.44%	4.17%
Officers and Directors as a group (9 persons) (11)	1,227,393	696,809	530,584	2.51%	*

*	less than 1%

(1)	Includes 225,000 shares subject to options either currently exercisable or exercisable by Mr. Rice within 60 days of October 25, 2006.

(2)	Includes 19,500 shares subject to options either currently exercisable or exercisable by Mr. Pohlman within 60 days of October 25, 2006.

(3)	Includes 34,750 shares subject to options either currently exercisable or exercisable by Mr. Salisbury within 60 days of October 25, 2006.

(4)	Includes 18,250 shares subject to options either currently exercisable or exercisable by Mr. Simons within 60 days of October 25, 2006.

(5)	The beneficial ownership attributed to Carl N. Singer includes 279,635 shares of common stock held by various limited partnerships for which Fundamental Management Corporation serves as the general partner. Mr. Singer serves as the chairperson of Fundamental Management Corporation. Also, includes 19,500 shares subject to options either currently exercisable or exercisable by Mr. Singer within 60 days of October 25, 2006.

(6)	Includes 19,000 shares subject to options either currently exercisable or exercisable by Ms. Speck within 60 days of October 25, 2006.

(7)	Includes 19,500 shares subject to options either currently exercisable or exercisable by Mr. Stafford within 60 days of October 25, 2006.

(8)	Includes 92,500 shares subject to options either currently exercisable or exercisable by Mr. Healey within 60 days of October 25, 2006.

(9)	Includes 68,750 shares subject to options either currently exercisable or exercisable by Mr. Burke within 60 days of October 25, 2006.

(10)	Includes 324,105 shares held, 3,333,334 shares underlying convertible notes dated June 18, 2004 (or warrants that might be issued upon redemption of the notes) and 1,343,854 shares underlying common stock purchase warrants issued in connection with the purchase agreement governing the notes dated June 18, 2004, as amended. The address of Alexandra Global Master Fund Ltd., a British Virgin Islands company, is Citco Building, Wickam Cay, P.O. Box 662, Road Town, Tortola, British Virgin Islands. Alexandra Investment Management, LLC, a Delaware limited liability company, whose address is 767 Third Avenue, 39th Floor, New York, New York 10017, serves as investment adviser to Alexandra Global Master Fund Ltd. By reason of such relationship, Alexandra Investment Management LLC may be deemed to share voting and dispositive power over the shares of common stock stated as beneficially owned by Alexandra Global Master Fund Ltd. Alexandra Investment Management LLC disclaims beneficial ownership of such shares of common stock. Messrs. Mikhail A. Filimonov and Dimitri Sogoloff are managing members of Alexandra Investment Management LLC. By reason of such relationships, Messrs. Filimonov and Sogoloff may be deemed to share voting and dispositive power over the shares of common stock stated as beneficially owned by Alexandra Global Master Fund Ltd. Messrs. Filimonov and Sogoloff disclaim beneficial ownership of such shares of common stock. Based in part on a Schedule 13G/A filed with the SEC on February 14, 2006.

(11)	Includes 417,174 shares held directly, 279,635 shares held indirectly and 530,584 shares subject to options either currently exercisable or exercisable within 60 days of October 25, 2006.

DESCRIPTION OF SECURITIES

Viragen is currently authorized to issue up to 250,000,000 shares of common stock, par value $.01 per share and 1,000,000 shares of preferred stock, par value $1.00 per share. As of October 25, 2006, there were 48,280,153 shares of common stock, 2,150 shares of Series A cumulative convertible preferred stock and 52,150 shares of Series J cumulative convertible preferred stock outstanding.

Units

Each unit consists of one share of common stock and one common stock purchase warrant. Each warrant entitles the holder to purchase one share of common stock. The common stock and warrants shall begin to trade separately on a date at least six months after the date of this prospectus unless the underwriter informs us that an earlier date is acceptable, based on their assessment of the relative strengths of the securities markets and our industry in general, and the trading pattern of, and demand for, our securities in particular. Dawson James may decide to allow continued trading of the units following separation. In no event will the underwriter allow for separate trading until:

•	the preparation of a balance sheet reflecting receipt by us of the proceeds of this offering and the filing of the balance sheet with the Securities and Exchange Commission on a Form 8-K or similar Form by us, which includes the balance sheet;

•	we file a Form 8-K and issue a press release announcing when separate trading will begin; and

•	the business day following the earliest to occur of the expiration of the underwriter’s over-allotment option of the exercise of the underwriter’s over-allotment option in full.

Common Stock

Subject to the dividend rights of preferred stockholders, common stockholders share dividends on a proportionate basis, as may be declared by the board of directors. Upon our liquidation, dissolution or winding up, after payment to creditors and holders of our outstanding preferred stock, our remaining assets, if any, will be divided proportionately on a per share basis among the holders of our common stock.

Each share of our common stock has one vote. Holders of our common stock do not have cumulative voting rights. This means that the holders of a plurality of the shares voting for the election of directors can elect all of the directors. In that event, the holders of the remaining shares will not be able to elect any directors. Our by-laws provide that a majority of the outstanding shares of our common stock constitute a quorum to transact business at a stockholders’ meeting. Our common stock has no preemptive, subscription or conversion rights, and our common stock is not redeemable.

Preferred Stock

We are authorized to issue a total of 1,000,000 shares of preferred stock, par value $1.00 per share. Our board of directors may issue preferred stock by resolutions, without any action of our stockholders. These resolutions may authorize issuance of preferred stock in one or more series. In addition, the board of directors may fix and determine all privileges and rights of the authorized preferred stock series including:

•	dividend and liquidation preferences,

•	voting rights,

•	conversion privileges, and

•	redemption terms.

We include preferred stock in our capitalization to improve our financial flexibility. However, we could use preferred stock to preserve control by present management, in the event of a potential hostile takeover. In addition, the issuance of large blocks of preferred stock could have a dilutive effect to existing holders of our common stock.

Series A Cumulative Convertible Preferred Stock

We established the 10% Series A cumulative convertible preferred stock in November 1986. We are authorized to issue 375,000 shares of Series A cumulative convertible preferred stock. As of October 25, 2006, there were 2,150 shares of Series A cumulative convertible preferred stock outstanding. Each share of Series A cumulative convertible preferred stock is immediately convertible, at the option of the holder, into .426 shares of our common stock. Dividends on the Series A cumulative convertible preferred stock are cumulative and have priority over dividends, if any, paid on our common stock. These dividends are payable in either cash or shares of our common stock, at our option.

The Series A cumulative convertible preferred stock has voting rights only if dividends are in arrears for five annual dividends. In such event, owners of Series A cumulative convertible preferred stock have the right to elect two directors. Voting rights terminate upon payment of the cumulative dividends. We may redeem the Series A cumulative convertible preferred stock at any time after expiration of ten consecutive business days during which the bid or last sale price for our common stock is $60.00 per share or higher. There is no mandatory redemption or sinking fund obligation for the Series A cumulative convertible preferred stock.

Owners of the Series A cumulative convertible preferred stock are entitled to receive $10.00 per share, plus accrued and unpaid dividends, upon our liquidation, dissolution or winding up. This obligation must be satisfied before any distribution or payment is made to holders of our common stock or our other stock junior to the Series A cumulative convertible preferred stock.

Series J Cumulative Convertible Preferred Stock

We established the Series J 24% cumulative convertible preferred stock in March 2006. We are authorized to issue 60,000 shares of Series J cumulative convertible preferred stock. As of October 25, 2006, there were 52,150 shares of Series J cumulative convertible preferred stock outstanding. Each share of Series J cumulative convertible preferred stock is immediately convertible, at the option of the holder, into 80 shares of our common stock. Each share of Series J cumulative convertible preferred stock has a stated value equal to $100 and $1.00 par value. The owners of outstanding shares of Series J cumulative convertible preferred stock shall be entitled to receive preferential dividends in cash out of any funds before any dividend or other distribution will be paid or declared and set apart for payment on any shares of any common stock, or other class of stock presently authorized or to be authorized, except for our Series A cumulative convertible preferred stock, at the rate of 24% per annum on the stated value, payable in cash on the earlier of (a) annually in arrears commencing February 28, 2007 and annually thereafter in cash or (b) upon redemption, as discussed below, following the closing of any subsequent financing (whether done in one or more financings of debt or equity) by us with gross proceeds equal to or greater than $5 million. We have allocated $6.5 million from the proceeds of this offering to retire the outstanding Series J cumulative convertible preferred stock.

At such time as we complete a subsequent financing, of either debt or equity, resulting in the receipt of gross proceeds to us of $5 million or more, (a) owners of the Series J cumulative convertible preferred stock may require us to redeem, at the owners’ sole option, all or a portion of their Series J cumulative convertible preferred stock outstanding at such time at the stated value, including any accrued but unpaid dividends, rounded up to February 28, 2007 and to each February 28 thereafter (i.e., if such redemption occurs, dividends will be accrued and payable through the next February 28 despite redemption prior to that date) and (b) we may redeem, at our sole option, the Series J cumulative convertible preferred stock outstanding at such time, in their entirety, at the stated value, including any accrued but unpaid dividend, rounded up to February 28, 2007 and to each February 28 thereafter (i.e., if such redemption occurs, dividends will be accrued and payable through the next February 28 despite redemption prior to that date).

We also have the right, at our sole option, (a) to require the owners of the Series J cumulative convertible preferred stock to convert their Series J cumulative convertible preferred stock outstanding at such time, in their entirety, into our common stock at the $1.25 per share conversion price, or (b) to redeem the Series J cumulative convertible preferred stock outstanding at such time, in their entirety, at the stated value, including any accrued but unpaid dividend, rounded up to February 28, 2007 and to each February 28 thereafter (i.e., if such redemption occurs, dividends will be accrued and payable through the next February 28 despite redemption prior to that date), but in each such option, only in the event the closing price of our common stock trades at $2.50 per share or higher for at least 10 consecutive trading days.

The Series J cumulative convertible preferred stock has no voting rights, except if we should amend our certificate of incorporation and such amendment would: (a) change the relative seniority rights of the owners of the Series J cumulative convertible preferred stock as to the payment of dividends in relation to the holders of any other of our capital stock, or create any other class or series of capital stock entitled to seniority as to the payment of dividends in relation to the owners of the Series J cumulative convertible preferred stock; (b) reduce the amount payable to the owners of the Series J cumulative convertible preferred stock upon our voluntary or involuntary liquidation, dissolution or winding up, or change the relative seniority of the liquidation preferences of the owners of the Series J cumulative convertible preferred stock to the rights upon liquidation of the holders of our other capital stock, or change the dividend rights of the owners of the Series J cumulative convertible preferred stock; (c) cancel or modify the conversion rights of the owners of the Series J cumulative convertible preferred stock; or (d) cancel or modify the rights of the owners of the Series J cumulative convertible preferred stock.

Owners of the Series J cumulative convertible preferred stock are entitled to receive $100.00 per share, plus accrued and unpaid dividends, upon our liquidation, dissolution or winding up. This obligation must be satisfied before any distribution or payment is made to holders of our common stock or our other stock junior to the Series J cumulative convertible preferred stock.

Owners of the Series J cumulative convertible preferred stock have additional conversion rights that trigger upon our merging into another company. If, as a result of the merger, we are not the surviving entity and the merger does not terminate the conversion rights of the Series J cumulative convertible preferred stock, then after the merger the owners of the Series J cumulative convertible preferred stock have the right to convert their shares in the common stock of the surviving corporation.

Owners of the Series J cumulative convertible preferred stock have similar rights if we sell all or substantially all of our assets. If, in addition to selling substantially all of our assets, the transaction also involves selling our common stock or receiving common stock from the buyer and the agreement does not terminate the conversion rights of the owners of the Series J cumulative convertible preferred stock, then after the sale the owners of the Series J cumulative convertible preferred stock have the right to convert their shares into the common stock sold or received under the transaction.

Convertible Debt

June 2004 Convertible Notes

As of October 25, 2006, $10.55 million of the principal amount of our June 2004 convertible notes remained outstanding. The notes are convertible at a conversion price of $1.05 per share, subject to adjustment, which would result in the issuance of 10,047,622 shares of our common stock if the entire outstanding principal amount was converted.

September 2005 Convertible Debentures

As of October 25, 2006, approximately $1.38 million of the principal amount of our September 2005 convertible debentures remained outstanding. The debentures are convertible at a conversion price of $1.05 per share, subject to adjustment, which would result in the issuance of 1,309,527 shares of our common stock if the entire outstanding principal amount was converted.

Common Stock Options

As of October 25, 2006, options to purchase a total of 1,135,533 shares of our common stock at a weighted average exercise price of $1.54 were outstanding pursuant to our 1995 Stock Options Plan, 1997 Stock Option Plan and 2006 Equity Compensation Plan. Our 1995 Stock Option Plan expired in May 2005. This expiration did not affect the validity of outstanding options previously granted under the plan. As of October 25, 2006, a total of 162,926 shares of our common stock are reserved for future issuance under our 1997 Stock Option Plan and a total of 3,157,000 shares of our common stock are reserved for future issuance under our 2006 Equity Compensation Plan. Options to purchase an aggregate of 843,000 shares of our common stock were granted in April 2006 under our 2006 Equity Compensation Plan. No shares issuable upon exercise of these options can be issued until our 2006 Equity Compensation Plan is approved by our stockholders. We intend to seek stockholder approval of our 2006 Equity Compensation Plan at our next annual stockholders’ meeting.

Warrants

Warrants to be Issued in the Offering

No warrants are currently outstanding. Each warrant included in the units sold in this offering entitles the registered holder to purchase one share of our common stock at a price of $0.31 per share, subject to adjustment as discussed below, at any time commencing on the date of separation from the unit which will be on April 30, 2007, or earlier if so determined by the underwriter. The warrants will expire on October 29, 2011, five years from the date of this prospectus, at 5:00 p.m., New York City time.

We may redeem the outstanding warrants, including the warrants purchased in our private placement offering, with Dawson James’ prior consent, at any time after the warrants become exercisable:

•	in whole and not in part;

•	at a price of $0.001 per warrant at any time after six months from the date the warrants become exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each warrantholder; and

•	if, and only if, the reported last sale price of our common stock equals or exceeds $1.25 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to the warrantholders.

The redemption criteria for our warrants have been established at prices which are intended to provide warrant holders a reasonable premium to the initial exercise prices and provide a sufficient degree of liquidity to cushion the market reaction to our redemption call.

Since we may redeem the warrants only with the prior written consent of Dawson James and Dawson James may hold warrants subject to redemption, Dawson James may have a conflict of interest in determining whether or not to consent to such redemption. We cannot assure you that Dawson James will consent to such redemption if the exercise of the warrants is not in its best interest even if the exercise of the warrants is in our best interest.

The right to exercise the warrants will be forfeited unless they are exercised before the date specified in the notice of redemption. From and after the redemption date, the record holder of a warrant will have no further rights except to receive, upon surrender of the warrants, the redemption price.

The warrants will be issued in registered form under a warrant agreement between Mellon Investor Services, LLC, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices. Any adjustment in the exercise price of warrants will remain in effect for a minimum of ten business days.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants held by public stockholders or issuable upon exercise of the underwriter’s purchase option will be exercisable and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants held by public stockholders or issuable upon exercise of the underwriter’s purchase option may have no value, the market for such warrants may be limited and such warrants may expire worthless. Even if the prospectus relating to the common stock issuable upon exercise of the warrants is not current, the warrants issued to our initial securityholders may be exercisable for unregistered shares of common stock.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Warrants Issued Prior to the Offering

As of October 25, 2006, warrants to purchase a total of 15,979,434 shares of our common stock with exercise prices ranging from $0.40 to $1.50 and a weighted average exercise price of $1.13 were outstanding. These warrants were issued in connection with our financing transactions conducted between February 2002 and March 2006. Additionally, as of October 25, 2006, warrants to purchase a total of 5,000 shares of our common stock with exercise prices ranging from $1.10 to $5.00 and a weighted average exercise price of $3.05 were issued to consultants in 2002 and 2003.

Purchase Option

We have agreed to sell to the underwriter for an aggregate purchase price of $100 an option to purchase up to a total of 4,020,000 units. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the exercise price per unit is $0.29 (which represents 110% of the initial public offering price of the units offered by this prospectus) and per warrant underlying such units is $0.39 (which represents 125% of the exercise price of the warrant included in the units offered by this prospectus) for one share of our common stock. For a more complete description of the purchase option, see the section below entitled “Underwriting—Purchase Option.”

Anti-takeover Provisions

Our certificate of incorporation, our bylaws and Delaware General Corporate Law contain provisions that could delay or make more difficult an acquisition of control of our company not approved by our board of directors, whether by means of a tender offer, open market purchases, proxy contests or otherwise. These provisions have been implemented to enable us to develop our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our board of directors to be in the best interest of our company and our stockholders. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of our company even if such a proposal, if made, might be considered desirable by a majority of our stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board of directors.

Set forth below is a description of the provisions contained in our certificate of incorporation, bylaws and Delaware General Corporate Law that could impede or delay an acquisition of control of our company that our board of directors has not approved. This description is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and bylaws, forms of each of which are included as exhibits to the registration statement of which this prospectus forms a part.

Authorized But Unissued Preferred Stock

Our corporation is currently authorized to issue a total of 1,000,000 shares of preferred stock. Our certificate of incorporation provides that the board of directors may issue preferred stock by resolutions, without any action of the stockholders. In the event of a hostile takeover, the board of directors could potentially use this preferred stock to preserve control by present management.

Number of Directors; Board Classification

Our certificate of incorporation and bylaws provide that the number of directors shall be no less than three (3) and no more than ten (10), as fixed from time to time by resolution of our board of directors. Our bylaws also classify the board of directors, meaning that the board is broken into 3 different classes, with each board member elected for a 3 year term. Board classification makes it more difficult for an outsider to take control of the board of directors in a short period of time because in any given election the stockholders only elect one class of board members, or one-third of the total board.

Filling Vacancies

Our bylaws establish that the board shall be authorized to fill any vacancies on the board arising due to the death, resignation or removal of any director. The board is also authorized to fill vacancies if the stockholders fail to elect the full authorized number of directors to be elected at any annual or special meeting of stockholders. Vacancies in the board may be filled by a majority of the remaining directors then in office, even through less than a quorum of the board, or by a sole remaining director.

Board Action Without Meeting

Our bylaws provide that the board may take action without a meeting if all the members of the board consent to the action in writing or by electronic transmission. Board action through consent allows the board to make swift decisions, including in the event that a hostile takeover threatens current management.

No Cumulative Voting

Our bylaws provide that there is no right to cumulate votes in the election of directors. This provision means that the holders of a plurality of the shares voting for the election of directors can elect all of the directors. Non-cumulative voting makes it more difficult for an insurgent minority shareholder to elect a person to the board of directors.

Stockholder Action

Our bylaws provide that actions of the stockholders may be taken only at a properly convened meeting therefore and may not be taken by written consent. The stockholders therefore do not have the option of making swift decisions through written consents as does the board of directors.

Advance Notice for Stockholder Proposals and Director Nominations

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before any annual or special meeting of stockholders and for nomination by stockholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Securities Exchange Act of 1934, only such business may be conducted at a meeting of stockholders as has been brought before the meeting by, or at the direction of, our board of directors, or by a stockholder who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. The chairman of the meeting has the authority to make such determinations. Only persons who are nominated by, or at the direction of, our board of directors, or who are nominated by a stockholder that has given timely written notice, in proper form, to our Secretary prior to a meeting at which directors are to be elected, will be eligible for election as directors.

Except to the extent required under applicable laws, our bylaws provide that the corporation shall not be required to include on its proxy card, or describe in its proxy statement, any information relating to any stockholder proposal and disseminated in connection with any meeting of stockholders.

Amendments to Certificate of Incorporation and Bylaws

Our certificate of incorporation gives both the directors and the stockholders the power to power to adopt, alter or repeal the bylaws of the corporation, provided, however, that any provision relating to board classification of directors of the corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the general corporation law of Delaware shall be as set forth in the certificate of incorporation. Any adoption, alteration, amendment, change or repeal of the bylaws requires an affirmative vote by 66 2/3% of the outstanding stock of the corporation. Any bylaw that has been adopted, amended, or repealed by the stockholders may be amended or repealed by the board, unless the resolution of the stockholders adopting such by-laws expressly reserves to the stockholders the right to amend or repeal it. Any proposal to amend, alter, change or repeal any provision of our certificate of incorporation requires approval by the affirmative vote of a majority of the voting power of all of the classes of our capital stock entitled to vote on such amendment or repeal, voting together as a single class, at a duly constituted meeting of stockholders called expressly for that purpose.

Delaware Statutory Provisions

We are subject to the provisions of Section 203 of the Delaware law regulating corporate takeovers. This section prevents Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an interested stockholder);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder;

for three years following the date that the stockholder became an interested stockholder. A “business combination” includes a merger or sale of more than 10% of our assets.

However, the above provisions of Section 203 do not apply if:

•	our board of directors approves either the business combination or the transaction that made the stockholder an interested stockholder, prior to the date of that transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding the shares owned by our officers and directors and the shares contained in employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

This statute could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire us.

American Stock Exchange Listing

There is presently no public market for our units or warrants. The units have been approved for listing the American Stock Exchange under the symbol VRA.U and we expect trading will begin on or promptly after the date of this prospectus. Once the securities comprising the units begin separate trading, we expect that the warrants will be listed on the American Stock Exchange under the symbols VRA.WS. Our common stock is listed on the American Stock Exchange under the symbol VRA.

Transfer Agent

The transfer agent for our units, common stock and common stock purchase warrants is Mellon Investor Services, LLC, 120 Broadway, 13th Floor, New York, New York, 10271.

UNDERWRITING

We have entered into an underwriting agreement with the underwriter with respect to the units being offered in this offering. In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us on a firm commitment basis, 67,000,000 units.

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

We have been advised by the underwriter that it proposes to offer the units directly to the public at the public offering price set forth on the cover page of this prospectus. Any units sold by the underwriter to securities dealers will be sold at the public offering price less a selling concession not in excess of $0.013 per unit. The underwriter may allow, and these selected dealers may re-allow, a concession of not more than $0.007 per unit to other brokers and dealers.

The underwriting agreement provides that the underwriter’s obligations to purchase units are subject to conditions contained in the underwriting agreement. The underwriter is obligated to purchase and pay for all of the units offered by this prospectus, other than those covered by the over-allotment option described below (unless and until that option is exercised), if any of these units are purchased.

No action has been taken by us or the underwriter that would permit a public offering of the units offered hereby in any jurisdiction where action for that purpose is required. None of our units included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of the units be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of our units and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy any of the securities included in this offering in any jurisdiction where that would not be permitted or legal.

The underwriter has advised us that they do not expect sales to discretionary accounts to exceed five percent of the total number of units offered.

Underwriting Discount and Expenses

The following table summarizes the underwriting discount to be paid to the underwriter by us:

	Total, with no over- allotment	Total, with full over- allotment
Underwriting discount to be paid to the underwriter by us for the units offered	$1,045,200	$1,201,980

We have agreed to pay to the underwriter, additional compensation in the form of a non-accountable expense allowance equal to two (2) percent of the gross proceeds received by us from the sale of the units (not including the units included in the over-allotment option), which compensation is meant to help offset a portion of the expenses incurred by the underwriter in connection with this offering, such as the fees and expenses of the underwriter’s counsel for this offering and the due diligence and road show expenses incurred by the underwriter in connection with this offering. We have also agreed to pay all expenses in connection with qualifying the units offered hereby under the laws of the states designated by the underwriter, including expenses of counsel retained for this purpose by the underwriter. We have also agreed to pay the fees of counsel retained by the underwriter for purposes of filing this offering with the National Association of Securities Dealers, Inc., or NASD. We have also agreed to pay fees and expenses of underwriter’s counsel in an amount of $100,000 for work related to underwriter’s due diligence and the representation of the underwriter in connection with this offering. We estimate the expenses payable by us for this offering to be $2,115,200, including the underwriting discount and the underwriter’s non-accountable expense allowance, or $2,271,980 if the underwriter’s over-allotment option is exercised in full.

Over-Allotment Option

We have granted to the underwriter an option, exercisable not later than 45 days after the effective date of the registration statement of which this prospectus is a part, to purchase up to 10,050,000 additional units, identical to the units offered hereby, at the public offering price, less the underwriting discount, set forth on the cover page of this prospectus. The underwriter may exercise the option solely to cover over-allotments, if any, made in connection with this offering. If any units are purchased pursuant to the over-allotment option, the underwriter will offer these additional units on the same terms as those on which the other units or being offered hereby. If any units are purchased pursuant to this over-allotment option, the underwriter will purchase units in approximately the same proportion as set forth in the table above.

Purchase Option

We have granted to the underwriter an option to purchase 4,020,000 units for an aggregate purchase price of $100. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the exercise price per unit is $0.29 (which represents 110% of the initial public offering price of the units offered by this prospectus) and per warrant underlying such units is $0.39 (which represents 125% of the exercise price of the warrant included in the units offered by this prospectus) for one share of our common stock. This option may be exercised on a cashless basis, one year from the date of this prospectus and expiring five years after the effective date of the registration statement of which this prospectus is a part. The underwriter’s purchase option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period following the date of this prospectus except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although the underwriter’s purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part, the option grants to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the date of this prospectus with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. We will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves.

We will have no obligation to net cash settle the exercise of the purchase option or the warrants underlying the purchase option. The holder of the purchase option will not be entitled to exercise the purchase option or the warrants underlying the purchase option unless a registration statement covering the securities underlying the purchase option is effective or an exemption from registration is available. If the holder is unable to exercise the purchase option or underlying warrants, the purchase option or warrants, as applicable, will expire worthless.

The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the underwriter’s purchase option will not be adjusted for issuances of common stock at a price below its exercise price.

Warrant Solicitation Fee

We have engaged Dawson James, on a non-exclusive basis, as our agent for the solicitation of the exercise of the warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and the regulations of the SEC, we have agreed to pay Dawson James for bona fide services rendered a commission equal to five percent (5%) of the exercise price for each warrant exercised more than one year after the date of the effectiveness of the registration statement of which this prospectus forms a part. The commission will be paid only if the investor who exercises the warrant specifically designates, in writing, that Dawson James solicited the exercise.

Lock-Ups

Lock-Ups Requiring Underwriter’s Consent for Release

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares or our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the underwriter, which shall not be unreasonably withheld, for a period of one year after the effective date of this registration statement of which this prospectus forms a part. This agreement does not apply to the filing of a registration statement on Form S-8 under the Securities Act to register securities issuable under our existing employee benefit plans, including our 2006 Equity Compensation Plan, our issuance of common stock upon exercise of an existing option or our granting of awards pursuant to our existing employee benefit plans (subject to the lock-up restrictions described below).

Our officers and directors have agreed that they will not, other than as contemplated by this prospectus, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock, warrants or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or warrants, whether any of these transactions are to be settled by delivery of our common stock, warrants or other securities, in cash or otherwise, or publicly disclose, unless required by law, the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representative for a period of 180 days after the effective date of the registration statement of which this prospectus forms a part. These agreements are subject to several exceptions.

While the underwriter has the right, in its discretion, to release securities from these lock-up agreements, it has advised us that it has no current intention of releasing any securities subject to a lock-up agreement and no agreement has been made between the representative and us or between the representative and any of our security holders pursuant to which the underwriter has agreed to waive any lock-up restrictions. We have been further advised by the underwriter that any request for the release of securities from a lock-up would be considered by the representative on a case-by-case basis, and, in considering any such request, the underwriter would consider circumstances of emergency and hardship.

Non-Releasable NASD Related Lock-Ups

In addition to the foregoing lock-ups, (a) Dawson James has agreed, with respect to the underwriter’s purchase option and the units underlying the underwriter’s purchase option (and also with respect to the warrants and the common stock underlying such units and the common stock underlying such warrants), (b) Dawson James and certain of its affiliates have agreed, with respect to the warrants to purchase and aggregate of 667,520 shares of common stock that we issued to them as placement agent compensation in March 2006 (and also with respect to the common stock underlying such warrants), and (c) Dawson James and certain of its affiliates have agreed, with respect to the aggregate 396,000 restricted shares of Viragen International, Inc. common stock that Viragen International issued to them as placement agent compensation in July 2006, that such securities will not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in their effective economic disposition, by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except that transfers of such securities may be made as follows pursuant to NASD Conduct Rule 2710(g)(2): (1) to any of

Dawson James or to any officer or partner of Dawson James, (2) to any selected dealer or underwriting syndicate member for this offering, or (3) to any officer or partner of any such selected dealer or underwriting syndicate member. See “Recent Issuances of Securities.”

Determination of Offering Price

Prior to the offering, there has been no public market for our units. The initial public offering price of the units offered hereby and the terms of the warrants will be determined by negotiation among us and the underwriter. The principal factors to be considered in determining the initial public offering price of the units will include:

•	the information set forth in this prospectus and otherwise available to the underwriter;

•	our history and the history of the industry in which we compete;

•	our past and present financial performance and an assessment of our management;

•	estimates of our business potential and earnings prospects;

•	the general condition of the securities market at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by us and the representative.

Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriter may engage in over-allotment, syndicate covering transactions, stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock, as described below:

•	over-allotment involves sales by the underwriter of units in excess of the number of units the underwriter are obligated to purchase, which creates a syndicate short position. The short position may be either a “covered” short position or a “naked short” position. In a covered short position, the number of units over-allotted by an underwriter is not greater than the number of units that it may purchase in the over-allotment option. In a naked short position, the number of units involved is greater than the number of units in the over-allotment option. An underwriter may close out any short position by either exercising its over-allotment option, in whole or in part, or purchasing units in the open market;

•	syndicate covering transactions involve purchases of units in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of units needed to close out such short position, the representative of the underwriter will consider, among other things, the price of the shares available for purchase in the open market as compared to the price at which it may purchase the shares through the over-allotment option. If the underwriter sells more units than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying such units in the open market. A naked short position is more likely to be created if the representative is concerned that there could be downward pressure on the price of the units in the open market after pricing that could adversely affect investors who purchase in the offering;

•	stabilizing transactions consist of various bids for or purchases of units made by the underwriter in the open market prior to the completion of the offering, which stabilizing bids may not exceed a specific maximum; and

•	penalty bids permit the representative to reclaim a selling concession from a syndicate member when the units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These syndicate covering transactions, stabilizing transactions and penalty bids may have the effect of raising or maintaining the market price of units or preventing or retarding a decline in the market prices of our units. As a result, the prices of our units may be higher than the price that might otherwise exist for such units in the open market. These transactions may be effected on the American Stock Exchange, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our unit. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Indemnification

We have agreed to indemnify the several underwriter against certain liabilities, including liabilities under the Securities Act, and/or to contribute to payments the underwriter may be required to make with respect to any of these liabilities.

Recent Issuances of Securities

Dawson James, which is acting as our underwriter in connection with this offering, acted as placement agent for Viragen International, Inc. in connection with its private placement of 18,000 units with each unit consisting of one share of Viragen International Series C 24% cumulative preferred stock and 200 shares of Viragen International common stock in July 2006. As part of the compensation for such services, Viragen International issued to Dawson James and certain of its affiliates an aggregate of 396,000 restricted shares of Viragen International common stock, that were issued during the 180-day period prior to our filing of the registration statement of which this prospectus forms a part.

Dawson James also acted as placement agent for us in connection with our Series J 24% cumulative convertible preferred stock financing in March 2006. As part of its compensation for such services, we issued to Dawson James and certain of its affiliates warrants to purchase an aggregate of 667,520 shares of common stock at $1.25 per share, that were issued during the 180-day period prior to our filing of the registration statement of which this prospectus forms a part. The warrants have a term of 60 months.

Other Relations with the Underwriter

As discussed above, Dawson James, which is acting as our underwriter in connection with this offering, acted as placement agent for us in connection with our private placement of our Series J 24% cumulative convertible preferred stock financing in March 2006. Dawson James received a placement agent fee of 8% of monies raised and a non-accountable expense fee of 2% of monies raised. As compensation for acting as placement agent, we also issued to Dawson James and certain of its affiliates warrants to purchase an aggregate of 667,520 shares of common stock at $1.25 per share.

Dawson James also acted as placement agent for Viragen International, Inc. in connection with its private placement of 18,000 units with each unit consisting of one share of Viragen International Series C 24% cumulative preferred stock and 200 shares of Viragen International common stock. As compensation for acting as placement agent, Dawson James received a placement agent fee of 8% of monies raised and a non-accountable expense fee of 2% of monies raised. As compensation for acting as placement agent, Dawson James and certain of its affiliates were also issued an aggregate of 396,000 restricted shares of Viragen International common stock.

Additionally, Dawson James acted as placement agent for Viragen International in connection with its private placement of 3,154 shares of Series D 24% cumulative preferred stock in August 2006, and received a placement agent fee of $25,232. In addition, Dawson James received a non-accountable expense fee of $6,308.

The underwriter and their respective affiliates have, from time to time, performed, and may in the future perform, various other financial advisory and investment banking services for our company and our affiliates, for which they received or will receive customary fees and expenses. If the underwriter provides services to us after this offering, we may pay such underwriter fair and reasonable fees that would be determined at that time in an arm’s length negotiation; provided that no agreement will be entered into with the underwriter and no fees for such services will be paid to the underwriter prior to the date which is 90 days after the date of this prospectus, unless the NASD determines that such payment would not be deemed underwriter’s compensation in connection with this offering.

Notice to Investors

Compliance with Non-U.S. Laws and Regulations

Each underwriter intends to comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers units (which for these purposes shall be deemed to include the shares of our common stock or warrants comprising a unit) or has in its possession or distributes this prospectus. This document does not constitute an offer to sell, or the solicitation of an offer to subscribe for, units in any jurisdiction in which such offer or solicitation is unlawful.

European Economic Area

In particular this document does not constitute an approved prospectus in accordance with European Commission’s Regulation on Prospectuses no. 809/2004 and no such prospectus is to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (being the Directive of the European Parliament and of the Council 2003/71/EC and including any relevant implementing measure in each Relevant Member State) (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of securities to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to units which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

•	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. For these purposes the units are “securities.”

Each of our executive officers and directors reside in and are citizens of the United States.

United Kingdom

This document is only being and may only be distributed and directed at (i) persons outside the United Kingdom; or (ii) persons in the United Kingdom who are (a) a “Qualified investor” within the meaning of Section 86(7) of the United Kingdom Financial Services and Markets Act 2000 (“FSMA”) and (b) within the categories of persons referred to in Article 19 (Investment professionals) or article 49 (High net worth companies, unincorporated associations, etc.) of the United Kingdom Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Financial Promotion Order”) (all such persons together being referred to as “relevant persons”). The securities being offered hereunder are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

SHARES AVAILABLE FOR FUTURE SALE

General

As of October 25, 2006, there were 48,280,153 shares of our common stock issued and outstanding, of which, 47,583,344 shares are included in our public float and do not bear any legend or trading restriction. In addition, we have, from time to time, registered additional shares of our common stock for public resale, primarily in connection with prior financing transactions, of which, 32,650,032 shares are currently issuable in the event of conversion of convertible debt and equity convertible securities and upon exercise of outstanding options and warrants. In addition, a total of 162,926 shares of our common stock are reserved for future issuance under our 1997 Stock Option Plan. The shares issued and issuable under our 1997 Stock Option Plan are covered by an effective registration statement on Form S-8. In addition, 4,000,000 shares of our common stock have been reserved under our 2006 Equity Compensation Plan, of which, options to purchase 843,000 shares were granted in April 2006. No shares issuable upon exercise of the options can be issued until our 2006 Equity Compensation Plan is approved by our stockholders. We intend to seek stockholder approval of our 2006 Equity Compensation Plan at our next annual stockholders’ meeting, following which, we intend to file a Form S-8 registration statement covering the shares issuable under our 2006 Equity Compensation Plan.

Upon completion of this offering, up to an additional 134,000,000 shares could be sold in the public markets, including 67,000,000 shares issuable in the event the warrants included in the units are sold (but without giving effect to the issuance of additional shares in the event of exercise of the over-allotment option and/or the underwriter’s option to purchase units).

An additional 696,809 shares of our common stock, all of which are held, directly or indirectly, by our affiliates, are “restricted securities” within the meaning of Federal securities laws, and may not be publicly resold absent registration under the Securities Act of 1933, or the availability of an applicable exemption from registration. As more fully described below, Rule 144 under the Securities Act permits all holders of restricted securities to publicly resell limited amounts of their shares, subject to a one-year holding period prior to sale and certain other requirements. Rule 144(k), a subset of Rule 144, permits non-affiliated holders of restricted securities to publicly resell unlimited amounts of their shares, subject to a two-year holding period prior to sale.

Rule 144

In general, under Rule 144 as currently in effect, so long as a holder has beneficially owned restricted shares for at least one year, whether or not the holder is our affiliate, the may sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of our then outstanding common stock, or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about us.

Rule 144(k)

A person who is not our affiliate at any time during the 90 days immediately preceding a sale and who has beneficially owned shares for at least two years, including the holding period of any prior owner who is not an affiliate, is entitled to resell restricted securities, without regard to amount, and without complying with the volume limitations, manner of sale provisions, public information or notice requirements of Rule 144.

Stock Options and Registration Statements on Form S-8

There are currently outstanding options to purchase an aggregate of 1,135,533 shares of our common stock under our 1995 Stock Option Plan, 1997 Stock Option Plan and 2006 Equity Compensation Plan. We have filed registration statements on Form S-8 covering the issuance of shares under our 1995 Stock Option Plan and 1997 Stock Option Plan. All such shares are freely tradable upon issuance, except that resales of shares by our affiliates may only be made pursuant to a reoffer prospectus meeting the requirements of Form S-8. Our 1995 Stock Option Plan expired in May 2005. This expiration did not affect the validity of outstanding options previously granted under the plan. A total of 162,926 shares of our common stock are reserved for future issuance under our 1997 Stock Option Plan. An aggregate of 4,000,000 shares of our common stock have been reserved under our 2006 Equity Compensation Plan, of which, options to purchase an aggregate of 843,000 shares of our common stock were granted in April 2006. No shares issuable upon exercise of the options can be issued until our 2006 Equity Compensation Plan is approved by our stockholders. We intend to seek stockholder approval of our 2006 Equity Compensation Plan at our next annual stockholders’ meeting, following which, we intend to file a Form S-8 registration statement covering the shares issuable under our 2006 Equity Compensation Plan.

Registration Rights

Holders of warrants to purchase 15,984,434 shares of common stock, preferred stock convertible into 4,172,916 shares of common stock and convertible notes and debentures convertible into 11,357,149 shares of common stock were entitled to registration rights with respect to these shares of common stock. Currently, effective registration statements cover the resale of these shares of common stock. All of these shares are freely tradable without restriction under the Securities Act unless the holder is an affiliate of ours in which case the affiliate must comply with Rule 144.

LEGAL MATTERS

Schneider Weinberger & Beilly LLP will pass upon the validity of the issuance of the units covered by this prospectus. Blank Rome LLP has served as counsel to the underwriter in connection with this offering.

EXPERTS

The consolidated financial statements of Viragen, Inc. appearing in our Annual Report (Form 10-K) for the year ended June 30, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note A to the consolidated financial statements) and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference into this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Viragen. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

67,000,000 Units

October 30, 2006